                                                                     EXHIBIT 2.1

                                           *** Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                      Under 17 C.F.R. Sections 200.80(b)(4), and
                                                                       240.24b-2


                                                                  EXECUTION COPY



   WYNNCHURCH PARTNERS CANADA, L.P., WYNNCHURCH CAPITAL PARTNERS CANADA, L.P., UNIGISTIX SPRL, ROYNAT CAPITAL INC., 1515328 ONTARIO INC., CAISSE DE DEPOT ET
                PLACEMENT DU QUEBEC, GREG STAMKOS,JOHN BRERETON,
               MICHAEL G. DUNLOP, JENNIFER ASKEW AND ANU ANDREWS

                                   as Vendors

                                       and

                               6289541 CANADA INC.

                                  as Purchaser

                                       and

                    Wynnchurch Capital Partners Canada, L.P.

                            as Vendor Representative

                                       and

                               UTi WORLDWIDE INC.

                             as Purchaser Guarantor

                                       and

                        WYNNCHURCH CAPITAL PARTNERS L.P.

                             as Wynnchurch Guarantor

                                       and

                                  GEORGE MARKOU

                              as 1515328 Guarantor


--------------------------------------------------------------------------------

                            SHARE PURCHASE AGREEMENT

                                October 12, 2004

--------------------------------------------------------------------------------

                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement is made and entered into as of October 12, 2004 by and among Wynnchurch Partners Canada, L.P., an Alberta limited partnership, Wynnchurch Capital Partners Canada, L.P., an Alberta limited partnership, Unigistix SPRL, a societe privee a responsabilite limitee, RoyNat Capital Inc., a corporation incorporated under the federal laws of Canada, 1515328 Ontario Inc., an Ontario corporation, Caisse de depot et placement du Quebec, Greg Stamkos, John Brereton, Michael G. Dunlop, Jennifer Askew and Anu Andrews (collectively, the "VENDORS"), 6289541 Canada Inc., a corporation incorporated under the federal laws of Canada (the "PURCHASER"), Wynnchurch Capital Partners Canada, L.P., an Alberta limited partnership as Vendor Representative, UTi WORLDWIDE INC. as Purchaser Guarantor, Wynnchurch Capital Partners L.P., a Delaware limited partnership, as the Wynnchurch Guarantor, and George Markou as the 1515328 Guarantor.

                                   ARTICLE 1
                                 INTERPRETATION

SECTION 1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

         "ACCOUNTS RECEIVABLE" means all accounts receivable, notes receivable and other debts due or accruing due to the Corporation.

          "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person

         "AGREEMENT" means this Share Purchase Agreement and all schedules attached to it; and the expressions "ARTICLE" and "SECTION" followed by a number mean and refer to the specified Article or Section of this Agreement.

         "ANCILLARY AGREEMENTS" means any agreement, instrument, certificate or other document executed in connection with the transactions contemplated by this Agreement.

         "ASSETS" means all property and assets of the Corporation of every nature and kind and wheresoever situated.

         "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, registration, exemption, qualification, quota, certificate, filing, franchise, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

         "BOOKS AND RECORDS" means all information relating to the Business, including books of account, financial and accounting information and records, personnel records, tax records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals,

                                       1.

         business reports, plans and projections, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

         "BUILDINGS AND FIXTURES" means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on any of the Leased Properties.

         "BUSINESS" means the business of the Corporation as currently conducted, wherever situated, consisting of contract logistics, retail packaging, assembly and kitting, cold chain logistics, pharmaceuticals storage, shipping and transportation management, warehouse information systems, value-added logistics services, supply-chain management, knowledge-based logistics services, customer inventory, order management and fulfillment, reverse logistics and warehousing.

         "BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

         "CHANGE OF CONTROL TRANSACTION" means (i) a bona fide sale or transfer of 50% or more of the voting equity of the Corporation; (ii) a bona fide sale of the securities of the Corporation where the votes carried by such securities, if exercised, would be sufficient to elect a majority of the board of directors of the Corporation; or (iii) a bona fide sale of all or substantially all of the assets of the Corporation, in each case to a Person unaffiliated with the Purchaser.

         "CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement.

         "CLOSING BALANCE SHEET" has the meaning specified in Section 2.4(4) or
         Section 2.4(5), as the case may be.

         "CLOSING DATE" means a date to be designated by Purchaser after the date on which the last of the conditions set forth in Article 6 has been satisfied or waived in writing (except for conditions which in accordance with their terms must be satisfied at the Closing) or such earlier or later date as the Vendor Representative and the Purchaser may mutually agree in writing.

         "COMBINATION TRANSACTION" has the meaning specified in Section 5.8(2).

         "COMPUTER SOFTWARE" has the meaning specified in Section 3.1(t)(v).

         "COMPUTER SYSTEMS" has the meaning specified in Section 3.1(t)(v).

         "CONTRACT" means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

                                       2.

         "CORPORATE AND PARTNERSHIP VENDORS" means collectively, Wynnchurch Partners Canada, L.P., Wynnchurch Capital Partners Canada, L.P., Wynnchurch Capital Partners L.P., Unigistix SPRL, Roynat Capital Inc., 1515328 Ontario Inc. and Caisse de depot et placement du Quebec.

         "CORPORATE RECORDS" means the corporate records of the Corporation, including (i) all constituent documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, stock option register, register of transfers and register of directors.

         "CORPORATION" means Unigistix Inc.

         "CORPORATION CAPITAL STOCK" means any capital stock or similar equity instrument of the Corporation.

         "CORPORATION CONTRACT" means any Contract to which the Corporation is a party or by which the Corporation or any of its assets is bound.

         "CORPORATION INTELLECTUAL PROPERTY" means any Intellectual Property owned by or licensed to the Corporation, excluding commercially available off-the-shelf third-party software.

         "CORPORATION MATERIAL ADVERSE EFFECT" an event, violation, inaccuracy, circumstance or other matter which had or could reasonably be expected to have or give rise to a material adverse effect, taken as a whole, on
         (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Corporation, (ii) the ability of the Vendors to consummate the transactions contemplated by this Agreement, or (iii) the Purchaser's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Corporation after the Closing Date.

         "CORPORATION SOURCE CODE" means any source code, or any portion, aspect or segment of any source code, relating to any Corporation Intellectual Property owned by the Corporation.

         "CORPORATION TRANSACTION FEES" means the amount of all (i) fees and expenses of the Corporation (other than fees and expenses of the Purchaser) in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including legal, accounting, consulting, filing fees and investment banking fees and expenses) which have not been paid by the Corporation at or prior to Closing, (ii) the liabilities referred to in clause (b) of the last sentence of Section 2.4(1) and (iii) the amount to be paid to 1175249 Ontario Ltd. as a termination payment pursuant to that certain Consulting Services Agreement, dated as of March 12, 2002, by and among 516135 N.B. Ltd., a predecessor to the Corporation, 1175249 Ontario Ltd. and George Markou.

                                       3.

         "CURRENCY CONVERSION RATIO" means the noon exchange rate for conversion of one U.S. Dollar into one Canadian Dollar as reported by the Bank of Canada on the Business Day immediately preceding the date of issuance of any Earn-out Shares.

         "DAMAGES" means any loss, liability, damage or expense (including reasonable legal fees and expenses) whether resulting from any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party or any cause, matter, thing, act, omission or state of facts not involving a third party.

         "DIRECT CLAIM" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim and which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

         "DISCLOSURE SCHEDULE" means the disclosure schedule that has been delivered by the Vendors to the Purchaser on the date of this Agreement.

         "DISPUTE" has the meaning specified in Section 11.1.

         "DRAFT CLOSING BALANCE SHEET" has the meaning specified in Section 2.4(1).

         "DRAFT FIRST PERIOD EBITDA STATEMENT" has the meaning specified in
         Section 2.5(1).

         "DRAFT SECOND PERIOD EBITDA STATEMENT" has the meaning specified in
         Section 2.6(1).

         "EARN-OUT EBITDA" means the net earnings of the Corporation before interest, income tax, depreciation and amortization and after adding back any of the items listed in (i) through (iii) of this definition (collectively, the "ADJUSTMENTS") which were deducted in the calculation of the net earnings: [...***...]. Earn-out EBITDA shall be calculated in accordance with GAAP applied on a basis consistent with past practices of the Corporation. Earn-out EBITDA shall also include business performed by the Corporation which is generated by existing customers of UTi.

         "EARN-OUT SHARES" has the meaning specified in Section 2.7(1).

         "EMPLOYEE" means any employee of the Corporation and all consultants that are performing services for, or on behalf of, the Corporation (excluding the Corporation's auditors, attorneys and financial advisors) listed in Schedule 3.1(y).

         "EMPLOYEE PLANS" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the former or current directors, officers or employees of the Corporation maintained, sponsored or funded by or on behalf of the Corporation.

                                       4.


* Confidential Treatment Requested

         "ENVIRONMENTAL LAWS" means all applicable Laws and agreements with Governmental Entities and all other statutory requirements relating to the protection of the environment, public health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

         "FINAL FIRST PERIOD EBITDA INCREASE" means the amount, if any, by which the First Period Earn-out EBITDA as reflected in the Final First Period EBITDA Statement exceeds the First Period EBITDA Baseline.

         "FINAL FIRST PERIOD EBITDA STATEMENT" has the meaning specified in
         Section 2.5(4) or 2.5(5), as the case may be.

         "FINAL SECOND PERIOD EBITDA INCREASE" means amount, if any, by which the Second Period Earn-out EBITDA as reflected in the Final Second Period EBITDA Statement exceeds the First Period Earn-out EBITDA as reflected in the Final First Period EBITDA Statement.

         "FINAL SECOND PERIOD EBITDA STATEMENT" has the meaning specified in
         Section 2.6(4) or 2.6(5), as the case may be.

         "FINANCIAL STATEMENTS" means the audited financial statements of the Corporation for the fiscal years ending December 31 2001, 2002 and 2003, respectively, consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the year then ended, including the notes thereto.

         "FIRST PERIOD" means the twelve full calendar months immediately following the end of the month in which the Closing takes place.

         "FIRST PERIOD EARN-OUT EBITDA" means the Earn-out EBITDA for the Purchaser's Business for the First Period.

         "FIRST PERIOD EBITDA BASELINE" means [...***...].

         "GAAP" means accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a basis consistent with the past practice of the Corporation.

         "GOVERNMENTAL ENTITY" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

                                       5.


* Confidential Treatment Requested

         "HAZARDOUS SUBSTANCE" means PCBs, asbestos, urea formaldehyde foam insulation, lead or any chemical, product, substance or material that is prohibited, controlled or regulated as hazardous, toxic, a pollutant or a contaminant under Environmental Law.

         "HOLDBACK AMOUNT" has the meaning specified in Section 2.2.

         "INDEMNIFICATION PERCENTAGE" means (i) with respect to the Wynnchurch Entities, the quotient (rounded to the fifth decimal) obtained by dividing (a) the total number of Purchased Shares sold to the Purchaser by the Wynnchurch Entities as a group by (b) the total number of Purchased Shares sold to the Purchaser by the Vendor Group; (ii) with respect to 1515328 Ontario Inc., the quotient (rounded to the fifth decimal) obtained by dividing (a) the total number of Purchased Shares sold to the Purchaser by 1515328 Ontario Inc. by (b) the total number of Purchased Shares sold to the Purchaser by the Vendor Group; (iii) with respect to Roynat Capital Inc., the quotient (rounded to the fifth decimal) obtained by dividing (x) the total number of Purchased Shares sold to the Purchaser by Roynat Capital Inc. by (y) the total number of Purchased Shares sold to the Purchaser by the Vendor Group; and (iv) with respect to Caisse de depot et placement du Quebec, the quotient (rounded to the fifth decimal) obtained by dividing (a) the total number of Purchased Shares sold to the Purchaser by Caisse de depot et placement du Quebec by (b) the total number of Purchased Shares sold to the Purchaser by the Vendor Group.

         "INDEMNIFIED PERSON" means a Person with indemnification rights or benefits under Section 9.2 or Section 9.3, or otherwise under this Agreement.

         "INDEMNIFYING PARTY" means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.

         "INDIRECT CHANGE OF CONTROL TRANSACTION" means (i) a bona fide sale or transfer indirectly of 50% or more of the voting equity of the Corporation; (ii) a merger or consolidation to which the Purchaser Guarantor is a party and in which the Purchaser Guarantor is not the surviving entity, or (iii) a bona fide sale of all or substantially all of the assets of the Purchaser Guarantor, in each case to a Person unaffiliated with the Purchaser.

         "INTELLECTUAL PROPERTY" means all registered and unregistered trademarks, service marks, trade dress rights, trade names, patents, inventions, trade secrets, domain names, copyrights, industrial designs, applications for the registration thereof and other industrial and intellectual property.

         "INTERIM BALANCE SHEET DATE" means August 31, 2004.

         "INTERIM FINANCIAL STATEMENTS" means the unaudited financial statements of the Corporation as at the Interim Balance Sheet Date consisting of a balance sheet and the accompanying unaudited statements of income, retained earnings and changes in financial position of the Corporation for the eight month period then ended.

                                       6.

         "INTERIM PERIOD" means the period between the close of business on the date of this Agreement and the time of Closing.

         "LAWS" all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "LAW" means any one of them.

         "LEASED PROPERTIES" means the lands and premises listed and described in Schedule 3.1(q) by reference to their municipal address.

         "LEASES" means the lease agreements governing the Corporation's lease of the Leased Properties, as more fully described in Schedule 3.1(q).

         "LIEN" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

         "MANAGEMENT VENDORS" means Greg Stamkos, John Brereton, Michael G. Dunlop, Jennifer Askew and Anu Andrews.

         "MARKET PRICE" means, in respect of a class of securities as to which there is a public market, at any date, an amount equal to the simple average of the closing price of securities of that class for each of the Business Days on which there was a closing price falling not more than twenty Business Days before that date.

         "MARKOU GROUP" means George Markou and 1515328 Ontario Inc.

         "MATERIAL AUTHORIZATIONS" has the meaning specified in Section 3.1(l).

         "MATERIAL CONTRACTS" means the Contracts listed or required to be listed on Schedule 3.1(r), Schedule 3.1(t), Schedule 3.1(q), Schedule 3.1(y) or Schedule 3.1(z).

         "ORDINARY COURSE" means, with respect to an action taken by a Person, that such action is, in all material respects, consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

         "OUTSTANDING DEBT" means in respect of a Person, without duplication,
         (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the


                                       7.

         deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,
         (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person, and (x) all guarantees and arrangements having the economic effect of a guarantee of or by such Person of any indebtedness of any other Person; provided, however, that the definition of Outstanding Debt shall expressly exclude obligations relating to operating leases and trade payables incurred in the Ordinary Course.

         "PARTIES" means the Vendors, the Wynnchurch Guarantor, George Markou, the Purchaser, the Purchaser Guarantor, the Vendor Representative and any other Person who is or may become a party to this Agreement.

         "PAY-OFF DEBT" means the items listed on Schedule 1.2.

         "PERMITTED LIENS" means, in respect of the Corporation, any one or more of the following: (i) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law; (ii) the right reserved to or vested in any Governmental Entity by any statutory provision and (iii) the items listed on Schedule 1.1.

         "PERSON" means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

         "PRE-CLOSING TAXES" means Taxes imposed on or assessed against the properties, income, transactions or operations of the Corporation for all taxable periods or portions thereof ending prior to the Closing Date.

         "PUBLIC STATEMENT" has the meaning specified in Section 12.4.

         "PURCHASE PRICE" has the meaning specified in Section 2.2.

         "PURCHASED SHARES" has the meaning specified in Section 2.1.

         "PURCHASER" has the meaning specified in the Preamble to this Agreement.

         "PURCHASER GUARANTOR" means UTi Worldwide Inc.


                                       8.

         "PURCHASER INDEMNITEES" means (i) Purchaser; (ii) Purchaser's current and future Affiliates (including the Corporation); (iii) the respective Representatives of the Persons referred to in clauses "(i)" and "(ii)" above; and (iv) the respective heirs, personal representatives, successors and assigns of the Persons referred to in clauses "(i)", "(ii)" and "(iii)" above.

         "PURCHASER'S BUSINESS" means the Corporation's operation of the Business following Closing.

         "RELATED PARTY" with respect to any Person means (i) each individual who is, or who has at any time since January 1, 2000 been, an officer or director of such Person; (ii) each member of the immediate family of each such Person or of the individuals referred to in clause "(i)" above; (iii) any trust or other entity (other than the Corporation) in which any such Person or any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest and (iv) any equity holder or other Affiliate of such Person.

         "REPRESENTATIVES" has the meaning specified in Section 5.8(1).

         "SECOND PERIOD" means the twelve calendar months immediately following the end of the First Period.

         "SECOND PERIOD EARN-OUT EBITDA" means the Earn-out EBITDA for the Purchaser's Business for the Second Period.

         "SECOND PERIOD EBITDA INCREASE" means the amount by which the Earn-out EBITDA for the Purchaser's Business for the Second Period exceeds the First Period Earn-out EBITDA.

         "SECURITIES ACT" has the meaning specified in Section 3.1(qq)(i).

         "TAX ACT" means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended, the regulations and schedules thereto.

         "TAX ASSESSMENT PERIOD" has the meaning specified in Section 9.1(1)(b).

         "TAX RETURNS" means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

         "TAXES" means any and all federal, provincial, state, local, municipal, foreign or other income taxes, capital taxes, goods and services taxes, sales tax, employer health tax, excise tax, employees' withholding tax or employment insurance premiums, Canada pension plan and Quebec pension plan contributions and any other tax, custom, assessment, charge, fee, levy, surtax, duty or similar governmental charge (whether payable directly or by withholding and whether or not requiring the filing of a Tax


                                       9.

         Return) in respect of the Corporation or its income, business or properties, together with any penalties, additions to tax, fines and interest thereon or related thereto, imposed under the Tax Act or any statute or by any Governmental Entity relating to taxation.

         "THIRD PARTY CLAIM" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

         "UTi" means UTi Worldwide Inc., a British Virgin Island company.

         "VENDOR GROUP" means the Wynnchurch Group, the Markou Group, Caisse de depot et placement du Quebec and Roynat Capital Inc.

         "VENDOR GUARANTORS" means the Wynnchurch Guarantor and the 1515328 Guarantor.

         "VENDOR INDEMNITEES" means (i) each Vendor; (ii) each Vendor's current and future Affiliates; (iii) the respective Representatives of the Persons referred to in clauses "(i)" and "(ii)" above; and (iv) the respective heirs, personal representatives, successors and assigns of the Persons referred to in clauses "(i)", "(ii)" and "(iii)" above.

         "VENDOR REPRESENTATIVE" has the meaning specified in Section 9.8.

         "VENDORS" has the meaning specified in the Preamble to this Agreement.

         "WORKING CAPITAL" has the meaning specified in Section 2.4(8).

         "WORKING CAPITAL DEFICIT" has the meaning specified in Section 2.4(9).

         "WYNNCHURCH ENTITIES" means Wynnchurch Partners Canada, L.P. Wynnchurch Capital Partners Canada, L.P. and Unigistix SPRL.

         "WYNNCHURCH GUARANTOR" has the meaning specified in the Preamble to this Agreement.

         "WYNNCHURCH GROUP" means the Wynnchurch Entities and the Wynnchurch Guarantor.

         "1515328 GUARANTOR" has the meaning specified in the Preamble to this Agreement.

SECTION 1.2 GENDER AND NUMBER. Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

                                      10.

SECTION 1.3 HEADINGS, ETC. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

SECTION 1.4 CURRENCY. All references in this Agreement to dollars, or to $, are expressed in Canadian currency unless otherwise specifically indicated.

SECTION 1.5 CERTAIN PHRASES, ETC. In this Agreement (i) the words "including", "includes" and "include" mean "including (or includes or include) without limitation", and (ii) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of". In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.6 KNOWLEDGE. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendors it shall be deemed to refer to the actual knowledge after due inquiry of the Vendors, directors, officers and management employees of the Corporation.

SECTION 1.7 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

SECTION 1.8 INCORPORATION OF SCHEDULES. The schedules attached to this Agreement form an integral part of it for all purposes of this Agreement.

SECTION 1.9 REFERENCES TO PERSONS AND AGREEMENTS. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement any reference to this Agreement or any other agreement or document is a reference to this Agreement, or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.

SECTION 1.10 STATUTES. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

SECTION 1.11 NON-BUSINESS DAYS. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

                                   ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

SECTION 2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, each of the Vendors agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from each of the Vendors on the Closing Date, their respective number of


                                      11.

issued and outstanding shares of the Corporation Capital Stock set forth opposite such Vendor's name on Schedule 2.1 (Confidential) (collectively, the "PURCHASED SHARES") free and clear of all Liens, encumbrances or other defects of title, except for the restrictions on transfer set forth in Section 3 of the Corporation's Articles of Amalgamation dated March 13, 2002.

SECTION 2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") payable by the Purchaser to the Vendors for the Purchased Shares will be equal to:

             (a) the Closing Cash Purchase Price, subject to adjustment in accordance with Section 2.4(9); and

             (b) the Contingent Purchase Price, if any.

For purposes of this Agreement, the following terms shall have the following meanings:

"CLOSING CASH PURCHASE PRICE" means a number equal to (i) Ninety-Three Million Four Hundred and Sixty-Four Thousand Seven Hundred and Twenty-Three Dollars ($93,464,723), minus (ii) the amount of the Pay-Off Debt as of the Closing, minus (iii) the amount of the Corporation Transaction Fees reflected in the officer's certificate referred to in Section 6.1(d)(xv).

"CONTINGENT PURCHASE PRICE" means the additional contingent earn-out amount, if any, to be paid by the Purchaser to the Vendors pursuant to Section 2.7 of this Agreement.

"HOLDBACK AMOUNT" means [...***...].

SECTION 2.3 PAYMENT OF THE PURCHASE PRICE.

         (1) The Purchase Price shall be paid and satisfied by the Purchaser as follows:

             (a) by the Purchaser paying at the Closing to Stikeman Elliott LLP, in trust for the Vendors, by wire transfer of immediately available funds an amount equal to (A) the Closing Cash Purchase Price (without any adjustment for the provisions of Section 2.4(9) below), minus (B) the Holdback Amount, minus
(C) the amount of any withholdings pursuant to Section 5.11;

             (b) by the Purchaser paying to Stikeman Elliott LLP, in trust for the Vendors, by wire transfer of immediately available funds, (A) the additional amount (if any) to be paid by Purchaser to the Vendors in accordance with the provisions of Section 2.4(9); and

             (c) by the Purchaser (A) paying to Stikeman Elliott LLP, in trust for the Vendors, by wire transfer of immediately available funds, the Contingent Purchase Price, if any, in accordance with Section 2.7 and (B) delivering to the Vendor Representative in accordance with Section 2.7(5), stock certificates representing the Earn-out Shares, if any, issuable to the Vendors in accordance with Section 2.7.



                                      12.

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

         (2) The Vendors hereby agree and acknowledge that the payment by the Purchaser to Stikeman Elliott LLP of the amounts set forth above and the delivery of the Earn-out Shares to the Vendor Representative as provided for above, if applicable, shall constitute full and final payment to the Vendors of the amounts set forth in Section 2.3(1)(a), Section 2.3(1)(b) and Section 2.3(1)(c). The Vendors hereby agree and acknowledge that Stikeman Elliott LLP will be directed by the Purchaser to distribute the Closing Cash Purchase Price to each of the Vendors based on the number of Purchased Shares opposite such Vendors name on Schedule 2.1.

         (3) The Vendors hereby agree and acknowledge that the Purchaser will pay the amount of Corporation Transaction Fees deducted from the Purchase Price to Stikeman Elliott LLP in trust to be paid to the respective payees in accordance with written instructions satisfactory to the Purchaser.

SECTION 2.4 WORKING CAPITAL PURCHASE PRICE ADJUSTMENT.

         (1) Within 30 days following the Closing Date (or such other date as is mutually agreed to by the Vendor Representative and the Purchaser in writing), the Purchaser will prepare or cause the Corporation to prepare and deliver to the Vendor Representative a draft closing balance sheet (the "DRAFT CLOSING BALANCE SHEET") of the Corporation prepared as of the close of business on the Business Day immediately prior to the Closing Date. The Draft Closing Balance Sheet (a) will be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (except that the Draft Closing Balance Sheet will not contain footnotes and will be subject to normal and recurring year-end audit adjustments) and (b) will include as an expense of the Corporation reflected in current liabilities all change-in-control or similar payments and costs to be paid by the Corporation in connection with or as a result of the transactions contemplated under this Agreement not previously paid prior to the Closing by the Corporation or not paid at the Closing as a Corporation Transaction Fee.

         (2) The Vendor Representative will have a period of 20 Business Days to review the Draft Closing Balance Sheet following receipt of it. The Vendor Representative must notify the Purchaser in writing if it has any objections to the Draft Closing Balance Sheet within such 20 Business Day period. The notice of objection must contain a statement of the basis of any such objections and each amount in dispute. The Purchaser will provide reasonable access during normal business hours, upon reasonable request, to the Vendor Representative and its auditors, to all work papers of the Purchaser and its auditors, accounting books and records and the appropriate personnel necessary to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Balance Sheet.

         (3) If the Vendor Representative sends a notice of objection concerning the Draft Closing Balance Sheet as provided in Section 2.4(2) above, the Parties will work expeditiously and in good faith in an attempt to resolve such objections within 20 Business Days following the date of notification by the Vendor Representative to the Purchaser of such objections. Failing resolution of any objection to the Draft Closing Balance Sheet raised by the Vendor Representative within 20 Business Days as provided for in the preceding sentence, the dispute will be submitted for determination to an independent firm of


                                      13.

chartered accountants mutually agreed to by the Vendor Representative and the Purchaser (and, failing such agreement between the Vendor Representative and the Purchaser within a further period of five Business Days, such independent firm of chartered accountants shall be PricewaterhouseCoopers LLP, Chartered Accountants, or if such firm is unable to act, Ernst & Young LLP, Chartered Accountants). The determination of the amount of the dispute by such firm of chartered accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error as determined on the face of the document. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators.

         (4) If the Vendor Representative does not notify the Purchaser of an objection as provided for in Section 2.4(2), the Vendors are deemed to have accepted and approved the Draft Closing Balance Sheet and such Draft Closing Balance Sheet will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error as determined on the face of the document. The Draft Closing Balance Sheet will become the "CLOSING BALANCE SHEET" on the next Business Day following the end of such 20 Business Day period.

         (5) If the Vendor Representative sends a notice of objection as provided for in Section 2.4(2), the Parties will revise the Draft Closing Balance Sheet to reflect the final resolution or final determination of such objections under Section 2.4(3) within two Business Days following such final resolution or determination. Such revised Draft Closing Balance Sheet will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error as determined on the face of the document. The Draft Closing Balance Sheet will become the "CLOSING BALANCE SHEET" on the next Business Day following delivery of the revised Draft Closing Balance Sheet.

         (6) The Vendor Representative and the Purchaser will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Closing Balance Sheet. In the case of a dispute and the retention of a firm of chartered accountants to determine such dispute pursuant to Section 2.4(3), the costs and expenses of such firm of chartered accountants shall be borne by the Vendor Representative, unless the payment amount which is the subject of the dispute as finally determined by such firm of chartered accountants is greater than [...***...] of the amount determined by Purchaser, in which case the costs and expenses of such firm of chartered accountants shall be borne by the Purchaser. However, the Vendors and the Purchaser will each bear their own costs in presenting their respective cases to such firm of chartered accountants.

         (7) The Parties agree that the procedure set forth in this Section 2.4 for resolving disputes with respect to the Draft Closing Balance Sheet is the sole and exclusive method of resolving such disputes. This Section 2.4(7) will not prohibit any Party from instigating arbitration pursuant to Section 11.2 to compel specific performance of this Section 2.4 or to enforce the determination of the independent firm of chartered accountants.

         (8) For purposes of this Agreement, "WORKING CAPITAL" means the amount by which the Specified Assets exceed the Specified Liabilities. "SPECIFIED ASSETS" means (i) the following balance sheet line items as identified on the Interim Financial


                                      14.

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

Statements: "accounts receivable" (net of reserves) and "prepaid" and "deposits," and (ii) Such amount as is actually received in cash by the Corporation within 30 days after the Closing as a result of the return to the Corporation of the cash proceeds associated with that certain Guaranteed Certificate of Deposit, [...***...], and only to the extent the amount of such Guaranteed Certificate of Deposit is not otherwise reflected on the Closing Balance Sheet as a Specified Asset, and (iii) the amount of cash on the Closing Date in Unigistix Inc. [...***...], less the aggregate amount of cheques issued by the Corporation on such account, but not paid by the bank from such account, as of the Closing Date solely to the extent that the amount of such cheques is not reflected in Specified Liabilities on the Closing Balance Sheet and (iv) the principal amount of the promissory notes issued by certain management employees to the Corporation on October 12, 2004 in connection with the option exercises as described in Schedule 3.1(j). "SPECIFIED LIABILITIES" means (i) the following balance sheet line items as identified on the Interim Financial Statements:
"accounts payable and accrued liabilities" and "current portion of deferred rent", (ii) Taxes to be paid by the Corporation in connection with or as a result of the transactions contemplated under this Agreement, and (iii) the liabilities referred to in clause (b) of the last sentence of section 2.4(1) to the extent such liabilities have not been paid by the Corporation prior to the Closing or at Closing as part of the Corporation Transaction Fees.

         (9) After the amount of Working Capital has been determined from the Closing Balance Sheet, then an adjustment to the Closing Cash Purchase Price shall be computed and paid in the following manner:

             (a) If the amount of Working Capital, as determined from the Closing Balance Sheet, exceeds [...***...], the Closing Cash Purchase Price shall be deemed increased by the amount of such excess for all purposes under this Agreement, and

                 (i) the Purchaser will pay to Stikeman Elliott LLP pursuant to
Section 2.3(1)(b), the amount of such excess; and

                 (ii) the Purchaser will pay to Stikeman Elliott LLP pursuant to
Section 2.3(1)(b), the Holdback Amount;

and in either case, the Vendor Representative will cause Stikeman Elliott LLP to distribute such amount to each Vendor based on the number of Purchased Shares opposite such Vendors name on Schedule 2.1.

             (b) If the Working Capital as determined from the Closing Balance Sheet is less than [...***...] (the absolute dollar amount by which such Working Capital amount is less than [...***...] is referred to as the "WORKING CAPITAL DEFICIT"), then the Closing Cash Purchase Price shall be deemed decreased by the amount of the Working Capital Deficit for all purposes under this Agreement. In addition,

                 (i) if the amount of the Working Capital Deficit is less than the Holdback Amount, the Purchaser shall (A) deduct the amount of the Working Capital Deficit from the Holdback Amount and retain the amount of such Working Capital Deficit,


                                      15.

* Confidential Treatment Requested
and (B) deliver to Stikeman Elliott LLP pursuant to Section 2.3(1)(b), the remaining amount of the Holdback Amount;

                 (ii) if the amount of the Working Capital Deficit is equal to equal to the Holdback Amount, then Purchaser shall retain the entire amount of the Holdback Amount and not make any payments to Stikeman Elliott LLP on account thereof; and

                 (iii) if the amount of the Working Capital Deficit exceeds the Holdback Amount, then (A) the Vendors shall promptly pay to the Purchaser an amount equal to the amount by which the Working Capital Deficit exceeds the Holdback Amount and (B) the Purchaser shall retain the Holdback Amount.

             (c) If the Working Capital as determined from the Closing Balance Sheet is equal to [...***...], the Purchaser will pay to Stikeman Elliott LLP pursuant to Section 2.3(1)(b), the Holdback Amount.

         (10) Any amounts to be paid by the Vendors or the Purchaser under this Section will be paid by bank draft or certified cheque or wire transfer of immediately available funds within 2 Business Days after the Draft Closing Balance Sheet becomes the Closing Balance Sheet in accordance with this Section 2.4(10).

         (11) The Vendors agree to pay any amount due to the Purchaser pursuant to Section 2.4(9) severally and, with respect to the Wynnchurch Group, jointly and severally with each member of the Wynnchurch Group, and with respect to the Markou Group, jointly and severally with each member of the Markou Group. In the event that the Purchaser does not recover from the Vendors the full amount owed by the Vendors to the Purchaser pursuant to Section 2.4(9) and Section 2.4(10), then the Vendors agree and acknowledge that the Purchaser shall have the absolute and unrestricted right in its sole discretion to offset and deduct the Overpayment Amount from the amount, if any, payable by the Purchaser pursuant to
Section 2.7 hereof. For purpose of this Agreement, "OVERPAYMENT AMOUNT" shall mean the sum of (i) the amount owed, but not paid, by the Vendors to the Purchaser pursuant to Section 2.4(9) and Section 2.4(10) (the "DELINQUENT AMOUNT"), (ii) the amount of any legal fees and expenses incurred by the Purchaser in attempting to recover the Delinquent Amount and (iii) interest at the annual rate of 8%, compounded daily, on the Delinquent Amount from the due date of the payment by the Vendors under Section 2.4(9) until the due date of the amount, if any, payable by the Purchaser pursuant to Section 2.7 hereof. The rights of the Purchaser pursuant to this Section 2.4(11) are not exclusive of, and shall be in addition to, the Purchaser's indemnification rights pursuant to
Article 9 of this Agreement.

SECTION 2.5 PREPARATION OF FIRST PERIOD EBITDA STATEMENTS.

         (1) Within 60 days following the expiration of the First Period, or on such other date as mutually agreed to in writing by the Purchaser and the Vendor Representative, the Purchaser will prepare or cause the Corporation to prepare and deliver to the Vendor Representative a draft statement reflecting the First Period Earn-out EBITDA (the "DRAFT FIRST PERIOD EBITDA STATEMENT") prepared as of the close of business on the last Business Day of the First Period. The Draft First Period EBITDA Statement will be prepared in


                                      16.


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

accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (except that the Draft First Period EBITDA Statement will not contain footnotes and will be subject to normal and recurring year-end audit adjustments).

         (2) The Vendor Representative will have a period of 45 days to review the Draft First Period EBITDA Statement following receipt of it. The Vendor Representative must notify the Purchaser in writing if it has any objections to the Draft First Period EBITDA Statement within such 45 day period. The notice of objection must contain a statement of the basis of each of the Vendor Representative's objections and each amount in dispute. The Purchaser will provide reasonable access during normal business hours, upon reasonable request, to the Vendor Representative and its auditors, to all work papers of the Purchaser and its auditors, accounting books and records and the appropriate personnel necessary to verify the accuracy, presentation and other matters relating to the preparation of the Draft First Period EBITDA Statement.

         (3) If the Vendor Representative sends a notice of objection concerning the Draft First Period EBITDA Statement as provided in Section 2.5(2) above, the Parties will work expeditiously and in good faith in an attempt to resolve such objections within 30 days following the date of notification by the Vendor Representative to the Purchaser of such objections. Failing resolution of any objection to the Draft First Period EBITDA Statement raised by the Vendor Representative within the 30 days as provided for in the preceding sentence, the dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendor Representative and the Purchaser (and, failing such agreement between the Vendor Representative and the Purchaser within a further period of five Business Days, such independent firm of chartered accountants shall be PricewaterhouseCoopers LLP, Chartered Accountants, or if such firm is unable to act, Ernst & Young LLP, Chartered Accountants). The determination of such firm of chartered accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error as determined on the face of the document. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators.

         (4) If the Vendor Representative does not notify the Purchaser of an objection as provided in Section 2.5(2) above, the Vendors are deemed to have accepted and approved the Draft First Period EBITDA Statement and such Draft First Period EBITDA Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error as determined on the face of the document. The Draft First Period EBITDA Statement will become the "FINAL FIRST PERIOD EBITDA STATEMENT" on the next Business Day following the end of such 45 day period and will be used to determine the Final First Period EBITDA Increase, if any.

         (5) If the Vendor Representative sends a notice of objection, the Parties will revise the Draft First Period EBITDA Statement to reflect the final resolution or final determination of such objections under Section 2.5(3) within two Business Days following such final resolution or determination. Such revised Draft First Period EBITDA Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error as determined on the face of the document. The Draft First Period EBITDA Statement will become the "FINAL FIRST PERIOD EBITDA STATEMENT" on the next


                                      17.

Business Day following delivery of the revised Draft First Period EBITDA Statement and will be used to determine the Final First Period EBITDA Increase, if any.

         (6) The Vendor Representative and the Purchaser will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft First Period EBITDA Statement. In the case of a dispute and the retention of a firm of chartered accountants to determine such dispute, the costs and expenses of such firm of chartered accountants shall be borne by the Vendor Representative, unless the contingent payment amount which is the subject of the dispute as finally determined by such firm of chartered accountant is greater than [...***...] of the amount determined by Purchaser, in which case the costs and expenses of such firm of chartered accountants shall be borne by the Purchaser. However, the Vendor Representative and the Purchaser will each bear their own costs in presenting their respective cases to such firm of chartered accountants.

         (7) The Parties agree that the procedure set forth in this Section 2.5 for resolving disputes with respect to the Draft First Period EBITDA Statement and the calculation of the Final First Period EBITDA Increase, if any, is the sole and exclusive method of resolving such disputes. This Section 2.5(7) will not prohibit any Party from instigating arbitration pursuant to Section 11.2 to compel specific performance of this Section 2.5 or to enforce the determination of the independent firm of chartered accountants.

SECTION 2.6 PREPARATION OF SECOND PERIOD EBITDA STATEMENTS.

         (1) Within 60 days following the expiration of the Second Period, or such other date as is mutually agreed to in writing by the Vendor Representative and the Purchaser, the Purchaser will prepare or cause the Corporation to prepare and deliver to the Vendor Representative a draft statement reflecting the Second Period Earn-out EBITDA (the "DRAFT SECOND PERIOD EBITDA STATEMENT") prepared as of the close of business on the last Business Day of the Second Period. The Draft Second Period EBITDA Statement will be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (except that the Draft Second Period EBITDA Statement will not contain footnotes and will be subject to normal and recurring year-end audit adjustments).

         (2) The Vendor Representative will have a period of 45 days to review the Draft Second Period EBITDA Statement following receipt of it. The Vendor Representative must notify the Purchaser in writing if it has any objections to the Draft Second Period EBITDA Statement within such 45 day period. The notice of objection must contain a statement of the basis of the Vendor Representative's objections and each amount in dispute. The Purchaser will provide reasonable access during normal business hours, upon reasonable request, to the Vendor Representative and its auditors, to all work papers of the Purchaser and its auditors, accounting books and records and the appropriate personnel necessary to verify the accuracy, presentation and other matters relating to the preparation of the Draft Second Period EBITDA Statement.

         (3) If the Vendor Representative sends a notice of objection concerning the Draft Second Period EBITDA Statement as provided in Section 2.6(2) above, the Parties


                                      18.


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

will work expeditiously and in good faith in an attempt to resolve such objections within 30 days following the date of notification by the Vendor Representative to the Purchaser of such objections. Failing resolution of any objection to the Draft Second Period EBITDA Statement raised by the Vendor Representative, the dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendor Representative and the Purchaser (and, failing such agreement between the Vendor Representative and the Purchaser within a further period of five Business Days, such independent firm of chartered accountants shall be PricewaterhouseCoopers, Chartered Accountants, or if such firm is unable to act, Ernst & Young, Chartered Accountants). The determination of such firm of chartered accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error as determined on the face of the document. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators.

         (4) If the Vendor Representative does not notify the Purchaser of an objection as provided in Section 2.6(2), the Vendors are deemed to have accepted and approved the Draft Second Period EBITDA Statement and such Draft Second Period EBITDA Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error as determined on the face of the document. The Draft Second Period EBITDA Statement will become the "FINAL SECOND PERIOD EBITDA STATEMENT" on the next Business Day following the end of such 45 day period and will be used to determine the Final Second Period EBITDA Increase, if any.

         (5) If the Vendor Representative sends a notice of objection, the Parties will revise the Draft Second Period EBITDA Statement to reflect the final resolution or final determination of such objections under Section 2.6(3) within two Business Days following such final resolution or determination. Such revised Draft Second Period EBITDA Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error as determined on the face of the document. The Draft Second Period EBITDA Statement will become the "FINAL SECOND PERIOD EBITDA STATEMENT" on the next Business Day following delivery of the revised Draft Second Period EBITDA Statement and will be used to determine the Final Second Period EBITDA Increase, if any.

         (6) The Vendor Representative and the Purchaser will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Second Period EBITDA Statement. In the case of a dispute and the retention of a firm of chartered accountants to determine such dispute, the costs and expenses of such firm of chartered accountants shall be borne by the Vendor Representative, unless the contingent payment amount which is the subject of the dispute as finally determined by such firm of chartered accountant is greater than [...***...] of the amount determined by Purchaser, in which case the costs and expenses of such firm of chartered accountants shall be borne by the Purchaser. However, the Vendor Representative and the Purchaser will each bear their own costs in presenting their respective cases to such firm of chartered accountants.

         (7) The Parties agree that the procedure set forth in this Section 2.6 for resolving disputes with respect to the Draft Second Period EBITDA Statement and the Final


                                      19.


* Confidential Treatment Requested

Second Period EBITDA Increase, if any, is the sole and exclusive method of resolving such disputes. This Section 2.6(7) will not prohibit any Party from instigating arbitration pursuant to Section 11.2 to compel specific performance of this Section 2.6 or to enforce the determination of the independent firm of chartered accountants.

SECTION 2.7 CONTINGENT EARN-OUT.

         (1) CONTINGENT EARN-OUT FOR THE FIRST PERIOD. Subject to Section 2.4(11), the relevant paragraph of this Section 2.7(1), Section 2.7(3) and
Article 9, Purchaser shall, within five Business Days after Final First Period EBITDA Statement is determined in accordance with the provisions of Section 2.5, pay to the Vendor Representative (for distribution to the Vendors, subject to Section 2.7(6), on a pro-rata basis in accordance with their ownership of the Purchased Shares on the Closing Date) in cash, or in the sole discretion of the Purchaser, in a combination of cash and unregistered ordinary shares, no par value per share, of the Purchaser Guarantor (which combination shall consist of no less than fifty percent (50%) cash and no more than fifty percent (50%) unregistered ordinary shares), valued at the Market Price determined using the Currency Conversion Ratio of such ordinary shares on the Business Day immediately preceding the date of such payment (any such ordinary shares, the "EARN-OUT SHARES"), an earn-out payment to be calculated as follows:

             (a) if the Final First Period EBITDA Increase is less than [...***...] of the amount of the First Period EBITDA Baseline, then the earn-out payment shall be [...***...];

             (b) if the Final First Period EBITDA Increase is [...***...] or greater, but less than [...***...] of the amount of the First Period EBITDA Baseline, then the earn-out payment shall be the amount equal to (i) [...***...] multiplied by (ii) the amount of the Final First Period EBITDA Increase;

             (c) if the Final First Period EBITDA Increase is [...***...] or greater, but less than [...***...] of the amount of the First Period EBITDA Baseline, then the earn-out payment shall be equal to (i) [...***...] multiplied by (ii) [...***...] the amount of the Final First Period EBITDA Increase; and

             (d) if the Final First Period EBITDA Increase is [...***...] or greater of the amount of the First Period EBITDA Baseline, then the earn-out payment shall be equal to (i) [...***...] multiplied by (ii) [...***...] the amount of the Final First Period EBITDA Increase.

         (2) CONTINGENT EARN-OUT FOR THE SECOND PERIOD. Subject to Section 2.4(11), the relevant paragraph of this Section 2.7(2), Section 2.7(3) and
Article 9, Purchaser shall, within five Business Days after the Final Second Period EBITDA Statement is determined in accordance with the provisions of
Section 2.6, pay to the Vendor Representative (for distribution to the Vendors, subject to Section 2.7(6), on a pro-rata basis in accordance with their ownership of the Purchased Shares on the Closing Date) in cash, or in the sole discretion of the Purchaser, in a combination of cash and unregistered ordinary shares, no par value per share, of the Purchaser Guarantor (which combination shall consist


                                      20.

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


of no less than fifty percent (50%) cash and no more than fifty percent (50%) unregistered ordinary shares), valued at the Market Price determined using the Currency Conversion Ratio of such ordinary shares on the Business Day immediately preceding the date of such payment an earn-out payment to be calculated as follows:

             (a) if the Final Second Period EBITDA Increase is less than [...***...] of the First Period Earn-out EBITDA as reflected in the Final First Period EBITDA Statement, then the earn-out payment shall be [...***...];

             (b) if the Final Second Period EBITDA Increase is [...***...] or greater, but less than [...***...] of the First Period Earn-out EBITDA as reflected in the Final First Period EBITDA Statement, then the earn-out payment shall be equal to (i) [...***...] multiplied by (ii) the amount of the Final Second Period EBITDA Increase;

             (c) if the Final Second Period EBITDA Increase is [...***...] or greater, but less than [...***...] of the First Period Earn-out EBITDA as reflected in the Final First Period EBITDA Statement, then the earn-out payment shall be equal to (i) [...***...] multiplied by (ii) [...***...] the amount of the Final Second Period EBITDA Increase; and

             (d) if the Final Second Period EBITDA Increase is [...***...] or greater of the First Period Earn-out EBITDA as reflected in the Final First Period EBITDA Statement, then the earn-out payment shall be equal to (i) [...***...] multiplied by (ii) [...***...] the amount of the Final Second Period EBITDA Increase.

         Notwithstanding anything contained in this Section 2.7(2) above, Purchaser shall not be required to make any payments whatsoever with regard to the Second Period Earn-out EBITDA unless the Second Period Earn-out EBITDA as reflected in the Final Second Period EBITDA Statement exceeds the First Period EBITDA Baseline by more than [...***...].

         (3) Notwithstanding Section 2.7(1) and Section 2.7(2), under no circumstances shall the aggregate amount of all payments which may be made pursuant to this Section 2.7 exceed $6,000,000 in combination of cash and Earn-out Shares (valued at the effective price at which they were issued hereunder). This maximum limitation of an aggregate of $6,000,000 of payments exists regardless of the amount of any Final First Period EBITDA Increase or Final Second Period EBITDA Increase calculated pursuant to this Section 2.7.

         (4) If prior to the end of the Second Period, the Purchaser completes a Change of Control Transaction, then the Purchaser will ensure that any future acquirer of the Corporation will be contractually obligated to honour the provisions of Section 2.5, Section 2.6 and Section 2.7; provided, however, that the entire amount of any payments to be made, if any, pursuant to such Sections shall be paid in cash and not in securities. Notwithstanding the foregoing, the proviso contained in the previous sentence shall not apply to the extent the Change of Control Transaction is completed with an Affiliate of Purchaser Guarantor, in which case ordinary shares of the Purchaser Guarantor may be used in accordance with Sections 2.7(1) and (2) above. If prior to the end of the Second Period, the Purchaser completes an Indirect Change of Control Transaction, then the entire amount of any


                                      21.

* Confidential Treatment Requested
payments to be made, if any, pursuant to this Section 2.7 shall be paid in cash and not in securities.

         (5) If the Purchaser elects to pay any portion of the earn-out payment due to the Vendors pursuant to this Section 2.7 in Earn-out Shares, the Purchaser will, promptly but in no event later than two (2) Business Days prior to the due date of the earn-out payment under Section 2.7(1) or 2.7(2), as applicable, send a notice to the Vendor Representative that the Purchaser intends to issue Earn-out Shares. Upon receipt by the Purchaser of a written instruction from the Vendor Representative setting forth the legal name, address and tax identification number of each Vendor who will receive Earn-out Shares, which written notice shall include the exact percentage of the Earn-out Shares to be issued to each Vendor, the Purchaser shall promptly cause its transfer agent to send to the Vendor Representative stock certificates representing the number of Earn-out Shares to be issued to the Vendors pursuant to this Section
2.7. If the written notice by the Vender Representative referred to above requests a legal opinion from counsel to the Purchaser Guarantor regarding the valid issuance of the Earn-out Shares, the Purchaser Guarantor will deliver to the Vendor Representative a legal opinion, in customary form and with customary exceptions and qualifications, addressed to the Vendors to the effect that the Earn-out Shares when issued will be duly authorized, validly issued and fully paid.

         (6) The Vendors and the Vendor Representative agree and acknowledge that in the event the Purchaser pays pursuant to each of Section 2.7(1) and
Section 2.7(2) any amount due to the Vendors, then the Vendor Representative, before making any payment distributions of any such amount to the Vendors pursuant to Section 2.7(1) or Section 2.7(2), shall pay to BB&T, by certified cheque or bank draft, [...***...] of any such amount.

SECTION 2.8 NO AFFECT ON OTHER RIGHTS. The determination and adjustment of the Purchase Price in accordance with the provisions of this Article shall not limit or affect any other rights or causes of action either the Purchaser or the Vendors may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE
                               VENDOR GUARANTORS

SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE VENDOR GUARANTORS. With respect to Section 3.1(a) through Section 3.1(gg), each member of the Vendor Group severally, and the Wynnchurch Group, jointly and severally with each other, and the Markou Group, jointly and severally with each other, and with respect to Section 3.1(hh) through Section 3.1(qq), each of the Management Vendors, Caisse de depot et placement du Quebec and Roynat Capital Inc., each with respect to itself only and severally and not jointly, and the Wynnchurch Group as to themselves only jointly with each other, and the Markou Group as to themselves only jointly with each other, represents and warrants as of the date hereof and as of the Closing Date as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Purchased
Shares:


                                      22.

* Confidential Treatment Requested

CORPORATE MATTERS RELATING TO THE CORPORATION

             (a) INCORPORATION AND QUALIFICATION; CORPORATE AUTHORIZATION. The Corporation is a corporation duly organized, amalgamated and existing under the laws of The Province of New Brunswick. The Corporation has the corporate power to own or lease and operate its property and assets, carry on its business and is qualified, licensed or registered to carry on its business in the jurisdictions where the conduct of its business or the ownership or leasing of its properties or assets requires such qualification, licence or registration, each of which is identified on Schedule 3.1(a). Except as disclosed on Schedule 3.1(a), the Corporation has not conducted business under any name other than Unigistix Inc. The Corporation has delivered a true and correct copy of its bylaws and articles of amalgamation, each as amended to date and in full force and effect on the date hereof, to Purchaser and has made available to the Purchaser true and complete copies of all other Corporate Records. The Corporation has not taken any action in violation of the Corporate Records.
Section 3.1(a) of the Disclosure Schedule lists the directors and officers of the Corporation. No corporate action is required by the Corporation in connection with the execution and delivery of and performance by each Vendor of this Agreement and the consummation of the transactions contemplated hereby, except for the actions set forth on Schedule 3.1(a), each of which has been duly taken by the Corporation as of the date hereof.

             (b) NO CONFLICT. Except as disclosed in Schedule 3.1(b) and except for the consents, approvals and waivers described in Schedule 3.1(d), the execution and delivery of and performance by each of the Vendors and the Corporation, as the case may be, of this Agreement and the agreements and instruments contemplated herein:

                 (i) do not constitute and will not result in (with or without notice or lapse of time) a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the Corporate Records;

                 (ii) do not constitute and will not result in (with or without notice or lapse of time) a breach, default or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Corporation Contract or Lease, except for breaches, violations or conflicts which could not reasonably be expected to be material, individually or in the aggregate;

                 (iii) do not and will not result in (with or without notice or lapse of time) a breach of, or cause the termination, withdrawal, suspension, limitation or revocation of, any Authorization held by the Corporation necessary for the operation of the Business (including, without limitation, any Authorizations issued by Health Canada); and

                 (iv) do not constitute or result in (with or without notice or lapse of time) a breach or violation of, or conflict with any judgment, order, decree, writ, injunction, determination, award, statute, law, ordinance, rule or regulation applicable to the Corporation or any of the Corporation's properties or assets (whether tangible or intangible).

                 As a result of the consummation of the transactions contemplated by this Agreement, the Corporation will not be prohibited from exercising any


                                      23.

of its rights under the Corporation Contracts, except to the extent such rights could not reasonably be expected to be material, individually or in the aggregate, and neither Purchaser nor the Corporation will be required to pay any additional amounts or consideration had the transactions contemplated by this Agreement not occurred.

             (c) REQUIRED AUTHORIZATIONS. The Corporation is not required to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Schedule 3.1(c) and except for filings, notifications and Authorizations required solely due to the identity of the Purchaser or the nature of its business prior to Closing. To the knowledge of the Vendors, no filings, notifications and Authorizations are required to be made by the Corporation solely due to the identity of the Purchaser or the nature of its business prior to Closing.

             (d) REQUIRED CONSENTS. The Corporation is not required to obtain any consent, approval or waiver of a party under any Material Contract to any of the transactions contemplated by this Agreement, except for the consents, approvals and waivers described in Schedule 3.1(d).

             (e) AUTHORIZED AND ISSUED CAPITAL.

                 (i) The authorized capital stock of the Corporation consists solely of an unlimited number of common shares, of which 1,232,415 (and no more) have been validly issued and are outstanding as fully paid and non assessable. All issued and outstanding shares of the Corporation Capital Stock are registered in the records of the Corporation in the name of the shareholders specifically identified on Schedule 3.1(e) (with the corresponding number of shares listed opposite each shareholder's name). The Purchased Shares constitute all of the issued and outstanding shares of Corporation Capital Stock. The outstanding shares of stock of the Corporation are not subject to preemptive rights. All such shares have been issued in compliance with applicable federal, provincial, state and foreign securities laws. The Corporation has not repurchased any shares of stock except in compliance with all applicable federal, provincial, state, foreign, or local statutes, laws, rules, or regulations, including federal, provincial, state and foreign securities laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to any shares of the Corporation.

                 (ii) Except as set forth on Schedule 3.1(e), the Corporation does not have any stock option plan or other plan providing for equity compensation of any person or granting any options to purchase stock of the Corporation. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Corporation is a party or by which it is bound, obligating the Corporation to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Corporation or obligating the Corporation to grant. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Corporation.


                                      24.

                 (iii) The Corporation is not a party to any other voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Corporation, and, to the knowledge of the Vendors, no such voting trusts, proxies, or other agreements or understandings are in existence. After the Closing, Purchaser will be the sole holder of record of the Purchased Shares, free and clear of any Liens or other encumbrances of any sort or other restrictions on transfer, except for any Liens granted by the Purchaser and except for the restrictions on transfer set forth in Section 3 of the Corporations' Articles of Amalgamation dated March 13, 2002.

                 (iv) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Corporation Capital Stock created by statute, the Corporate Records, or any agreement or other arrangement to which the Corporation is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Corporation is a party (written or oral) pursuant to which the Corporation has the right to elect to satisfy any liability of the Corporation by issuing any capital stock.

             (f) NO BROKER FEES. Except as set forth on Schedule 3.1(f), no broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder's or other fee or commission to be paid directly or indirectly by the Corporation in connection with this Agreement or any of the other transactions contemplated thereby.

             (g) DIVIDENDS AND DISTRIBUTIONS. Since the Interim Balance Sheet Date, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

             (h) CORPORATE RECORDS. The Corporate Records are complete and accurate in all material respects and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in material compliance with all applicable Laws and with the articles and by-laws of the Corporation.

             (i) REGISTRATION. The Corporation is a registrant for purposes of any taxes imposed under Part IX of the Excise Tax Act.

GENERAL MATTERS RELATING TO THE BUSINESS

             (j) CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as disclosed in
Schedule 3.1(j), since January 1, 2004, the Business has been carried on in the Ordinary Course and no event, condition or circumstance has occurred which has or may result in a Corporation Material Adverse Effect. Without limiting the generality of the foregoing, since June 30, 2004, except as disclosed in
Schedule 3.1(j) the Corporation has not:


                                      25.

                 (i) sold, transferred or otherwise disposed of or diminished the value of any assets used in the Business except for assets which are obsolete and which individually or in the aggregate do not exceed [...***...];

                 (ii) made any capital expenditure or commitment to do so which individually or in the aggregate exceeded [...***...];

                 (iii) made any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a Material Contract, a contract listed in Schedule 3.1(y);

                 (iv) suffered any extraordinary loss, whether or not covered by insurance;

                 (v) compromised or settled any material litigation, proceeding or other governmental action relating to the Assets, the Business or the Corporation; or

                 (vi) taken any of the actions listed in Section 5.1(1) through 5.1(21).

             (k) COMPLIANCE WITH LAWS.

                 (i) The Corporation has been and is in material compliance with all applicable Laws and all regulatory policies, standards and guidelines having the force of law mandated by applicable Governmental Entities. The Corporation has not received any notice that any failure to so comply is being alleged , and to the knowledge of the Vendors, none of the Corporation nor any of the officers or employees thereof is the subject of any investigation relating to the Business, nor, to the knowledge of the Vendors, within the past three years has there been any investigation, prosecution or other action threatened by any Governmental Entities.

                 (ii) None of the Corporation or any of its officers, employees or, to the knowledge of the Vendors, any of its agents, has made an untrue statement of a material fact or has failed to disclose a material fact required to be disclosed by any of them to Health Canada or any other Governmental Entity relating to or which could affect the Corporation or the Business.

                 (iii) There are no unresolved reports, warning letters or other documents received from or issued by Health Canada or any other Governmental Entity that indicate or suggest a lack of compliance with applicable regulatory requirements by the Corporation or by any persons providing goods or services to the Corporation or for the Corporation's benefit related to the Business.

                 (iv) Except as set forth on Schedule 3.1(k)(iv), the Corporation does not, directly or indirectly, provide, mail, courier or otherwise ship drugs or other pharmaceutical products to end users or other consumers in the United States, and all such shipments are in compliance with applicable laws and other regulatory policies,


                                      26.


* Confidential Treatment Requested
standards and guidelines. To the knowledge of the Vendors, the Corporation does not support or supply, directly or indirectly, other third-party enterprises or businesses pursuant to which drugs or other pharmaceutical products have been provided, mailed, couriered or otherwise shipped to end users or other consumers in the United States in violation of applicable Laws and other regulatory policies, standards and guidelines having the force of Law.

                 (v) Neither the Corporation, nor, to the knowledge of the Vendors any officer, employee, consultant, partner or shareholder of the Corporation has been debarred or suspended under the Food and Drug Act (Canada) or engaged in activities which constitute a violation thereof or which could be the subject of sanctions, exclusion or penalties thereunder. Since December 31, 2002, the Corporation has not terminated, and to the knowledge of the Vendors, VDI Healthcare prior to the time its assets were acquired by the Corporation did not terminate, any employee or consultant for the lack of compliance with any applicable Laws or other regulatory policies, standards and guidelines mandated by applicable Governmental Entities.

             (l) AUTHORIZATIONS. All Authorizations necessary for the lawful conduct by the Corporation of the Business or the lawful ownership or lease of the assets are listed in Schedule 3.1(l) (the Authorizations listed or required to be listed on Schedule 3.1(l), the "MATERIAL AUTHORIZATIONS"). Each Material Authorization is valid, subsisting and in good standing. There is no proceeding pending or, to the knowledge of the Vendors, threatened nor has the Corporation received a notice from any Governmental Entity to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Material Authorization, and, to the knowledge of the Vendors, there exists no valid basis for any such proceeding. This Agreement and the transactions contemplated hereby will not result in any modification, suspension, revoke, withdrawal, termination or other limitation of any Material Authorization. The transactions contemplated by this Agreement will not require the approval of Health Canada for any Authorization issued by Health Canada. To the knowledge of the Vendors, the Corporation and the Business as conducted as of the date of this Agreement would pass any audit or other inspection by Health Canada or any other Governmental Entity (subject to any minor deficiencies that are capable of being cured in due course, without any termination, suspension or interruption to any Authorization).

MATTERS RELATING TO THE ASSETS

             (m) SUFFICIENCY AND LOCATION OF ASSETS. The Business is the only business operation carried on by the Corporation. The Assets include all rights and property necessary to enable the Corporation to conduct the Business in substantially the same manner after the Closing as the Business was conducted in the 12 months prior to the Closing. The Assets are located at the corporate offices of the Corporation at the following addresses: 8590 Airport Rd., Brampton, Ontario L6T 5A3; 350 Parkhurst Sq., Brampton, Ontario L6T 5W1; and 1215 B North Service Road West, Oakville, Ontario L6M 2W2.

             (n) TITLE TO THE ASSETS. The Corporation owns (with good title) all of its properties and assets reflected as being owned by the Corporation in its financial Books and Records, including those assets reflected in the Financial Statements and the Interim


                                      27.

Financial Statements or acquired thereafter. The Corporation has legal and beneficial ownership of the Assets free and clear of all Liens, except for Permitted Liens.

             (o) NO OPTIONS, ETC. TO PURCHASE ASSETS. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Corporation of any of the Assets, other than Assets which are obsolete and the value of which, individually or in the aggregate, do not exceed [...***...].

             (p) CONDITION OF TANGIBLE ASSETS. The vehicles, equipment and other tangible personal property of the Corporation are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. To the knowledge of the Vendors, the buildings, plants and structures that are leased premises under the Leases (including the Buildings and Fixtures) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. The Corporation does not own any real property.

             (q) LEASES. Schedule 3.1(q) contains a complete list of all Leased Properties, including their municipal address. The Corporation is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases listed on Schedule 3.1(q), true and complete copies of which (including all amendments) have been provided to the Purchaser or its counsel. Each Lease is in good standing, and is in full force and effect without amendment and is a valid and binding agreement enforceable in accordance with its terms.

             (r) MATERIAL CONTRACTS. Except for the Contracts listed in Schedule 3.1(r), the Leases listed on Schedule 3.1(q), the Employee Plans listed in
Schedule 3.1(z), the Contracts listed in Schedule 3.1(t) and the Contracts listed in Schedule 3.1(y), the Corporation is not a party to or bound by:

                 (i) any benefit plans or collective agreements;

                 (ii) any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than [...***...] over the life of the Contract;

                 (iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                 (iv) any Contract for capital expenditures in excess of [...***...] in the aggregate;

                 (v) any Contract with any Person with whom the Corporation does not deal at arm's length within the meaning of the Tax Act;


                                      28.

* Confidential Treatment Requested

                 (vi) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

                 (vii) any Contract material to the operations of the Business.

True, correct and complete copies of all written Material Contracts have been made available to the Purchaser.

             (s) NO BREACH OF MATERIAL CONTRACTS. Each of the Corporation Contracts is in full force and effect, unamended, constitutes a legal, valid and binding agreement enforceable in accordance with its terms and, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Corporation Contract, other than such other defaults, events of default, events, occurrences, conditions or acts which, individually or in the aggregate, are not material.

             (t) INTELLECTUAL PROPERTY.

                 (i) Attached as Schedule 3.1(t) is a list of all Corporation Intellectual Property.

                 (ii) Except as set forth in Schedule 3.1(t), the Corporation has not granted to any Person any right, licence or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Corporation Intellectual Property. Except as set forth in Schedule 3.1(t), the Corporation is not obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Corporation Intellectual Property.

                 (iii) To the knowledge of the Vendors, the operation of the Business by the Corporation has not infringed and does not infringe, and the Corporation has not misappropriated, the intellectual property rights of any Person. Except as set forth in Schedule 3.1(t), neither the Corporation nor the Vendors has received notification of any claims by any Person alleging that the conduct of the Business, including the use of the Corporation Intellectual Property, infringes, or that the Corporation has misappropriated, any of their Intellectual Property rights.

                 (iv) Except as set forth in Schedule 3.1(t), to the knowledge of the Vendors, no Person is currently infringing any of the Corporation Intellectual Property that is owned by the Corporation. The transactions contemplated by this Agreement will not cause the Corporation to violate any material licence, sublicence, agreement or instrument involving Corporation Intellectual Property to which the Corporation is a party or otherwise bound nor will it cause the diminution, licence, transfer, termination or forfeiture of any of the Corporation's rights in any Corporation Intellectual Property.


                                      29.

                 (v) To the knowledge of the Vendors, all computer hardware and telecommunications equipment used in the Business (the "COMPUTER SYSTEMS") and all computer software (including all rights under licences and other agreements or instruments related thereto) used in the Business (the "COMPUTER SOFTWARE") are fully functional. To the knowledge of the Vendors, the Computer Systems and the Computer Software are free from disabling codes or instructions or any virus or other contaminant that may, or may be used to, access, modify, delete, damage or disable the Computer Systems or the Computer Software. All Corporation Source code that forms part of the Computer Software is accessible by the Corporation, is contained in the Computer Systems, and is proprietary and exclusively owned by the Corporation, free and clear of any Liens, other than Permitted Liens.

                 (vi) The Corporation has not developed jointly with any other Person any Intellectual Property that is material to the Business with respect to which such other Person has any rights, other than moral rights.

                 (vii) The Corporation has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Corporation Intellectual Property (except Corporation Intellectual Property whose value would be unimpaired by disclosure) and all proprietary information and processes used by the Corporation in the Business. Without limiting the generality of the foregoing, all current and former employees of the Corporation, and all current and former consultants and independent contractors to the Corporation, who are or were involved in, or who have contributed to, the creation or development of any material Corporation Intellectual Property have executed and delivered to the Corporation an agreement (containing no material exceptions to or exclusions from the scope of its coverage) the Confidential Information and Invention Assignment Agreement provided to the Purchaser prior to the date hereof. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any of the Corporation Intellectual Property.

                 (viii) Except as set forth on Schedule 3.1(t)(viii), the Corporation has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Corporation Source Code. Schedule 3.1(t) identifies each Contract pursuant to which the Corporation has deposited or is required to deposit with an escrowholder or any other Person any Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Corporation Source Code.

             (u) SUBSIDIARIES. The Corporation has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person.

             (v) BOOKS AND RECORDS. All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information are not recorded, stored, maintained,


                                      30.

operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be available to the Corporation in the Ordinary Course. The Financial Statements were prepared from the Books and Records of the Corporation, which Books and Records have been maintained in accordance with all applicable Laws and reflect all financial transactions of the Corporation which are required to be reflected in accordance with GAAP. The Corporation maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.

             (w) FINANCIAL STATEMENTS.

                 (i) The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years (except that the Interim Financial Statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments) and the Financial Statements and the Interim Financial Statements present fairly, accurately and completely in all material respects:

                     (A) the assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of the Corporation as at the respective dates of the relevant statements; and

                     (B) the sales and earnings of the Corporation during the periods covered by the Financial Statements or Interim Financial Statements, as the case may be.

                 (ii) True, correct and complete copies of the Financial Statements and the Interim Financial Statements are attached as Schedule 3.1(w).

                 (iii) The Corporation has no obligation, expense, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except liabilities which (i) have been reflected in the Financial Statements or the Interim Financial Statements or disclosed in the notes thereto (to the extent of such reflection or disclosure), or (ii) have arisen in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date.

                 (iv) Schedule 3.1(w) lists all Outstanding Debt of the Corporation as of the date hereof.

                 (v) Since December 31, 2003 the only transaction out of the ordinary course of business that the Corporation has been a party to or affected by is the acquisition of all of the assets of the VDI Healthcare Logisitics business. Since such acquisition, the assets in Canada owned by the Corporation are less than [...***...] and the average monthly gross revenues from sales of the Corporation are less than [...***...] per month.

PARTICULAR MATTERS RELATING TO THE BUSINESS


                                      31.

* Confidential Treatment Requested

             (x) ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.1(x):

                 (i) Neither the Leased Properties, nor any building, structure or improvement located on the Leased Properties, (i) is or has ever been used by the Corporation, or to the knowledge of the Vendors, by any other Person, as a waste disposal site or as a licensed landfill, (ii) to the knowledge of the Vendors, is or has ever been insulated with urea formaldehyde insulation, or
(iii) to the knowledge of the Vendors, has or has ever had asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them.

                 (ii) To the knowledge of the Vendors, no properties adjacent to any of the Leased Properties are contaminated where such contamination could, if it migrated to a Leased Property, have a material adverse effect on the Leased Property.

                 (iii) To the knowledge of the Vendors, there are no contaminants located in the ground or in groundwater under any of the Leased Properties.

                 (iv) The Corporation has not been required by any Governmental Entity to (i) alter any of the Leased Properties in a material way in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property. The Corporation has never received any notice of, or been prosecuted for, non-compliance with any Environmental Laws, nor has the Corporation settled any allegation of non-compliance prior to prosecution. There are no notices, orders or directions relating to environmental matters requiring, or notifying the Corporation that it is or may be responsible for, any containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the Business or the Assets.

                 (v) The Corporation (in respect of the Business and the Assets), the Leased Properties and all operations by the Corporation thereon have been at all times and are in compliance with all applicable Environmental Laws.

                 (vi) To the knowledge of the Vendors, there are no pending or proposed changes to Environmental Laws which would render illegal or restrict the manufacture or sale of any service provided by the Corporation in connection with the Business.

                 (vii) The Corporation has not caused or permitted, nor, to the knowledge of the Vendors, has there been any release, emission, spill or discharge, in any manner whatsoever, of any Hazardous Substance on, in, around, from or in connection with any of its properties (including the Leased Properties) or assets utilized in the Business, or their use, or any such release by the Corporation or to the knowledge of the Vendors by any other person on or from a facility which it previously owned or leased, or any such release on or from a facility owned or operated by any third party but with respect to which the


                                      32.

Corporation in connection with the Business is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Corporation in connection with the Business or resulting from the Business have been disposed of, treated and stored by the Corporation in compliance with all Environmental Laws.

                 (viii) The Corporation has no environmental audits, evaluations, assessments, studies or tests relating to the Business, the Assets, the Leased Properties and their use.

             (y) EMPLOYEES.

                 (i) The Corporation is in compliance with all Laws respecting employment, including pay equity, wages and hours of work and occupational health and safety; the Corporation has not received any oral or written notice regarding outstanding claims, complaints, investigations or orders under any such Laws, and to the knowledge of the Vendors, no such claims, complaints, investigations or orders under any such Laws have been threatened by any Person.

                 (ii) The Corporation has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Vendors, threatened against the Corporation.

                 (iii) No collective agreement is currently being negotiated by the Corporation or any other Person in respect of employees of the Corporation and there is no collective agreement in force with respect to employees of the Corporation.

                 (iv) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Corporation by way of certification, interim certification, voluntary recognition, or succession rights, or has, to the knowledge of the Vendors, applied or threatened to apply to be certified as the bargaining agent of any employees of the Corporation. To the knowledge of the Vendors, there are no threatened or pending union organizing activities involving any employees of the Corporation. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Vendors, threatened against the Corporation and no such event has occurred within the last 3 years.

                 (v) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, and benefits under the Employee Plans have been reflected in the Books and Records.

                 (vi) Schedule 3.1(y) contains (A) a complete list of all permanent and full time employees of the Corporation earning in excess of $50,000, their salaries and wage rates, bonus arrangements, benefits, positions, and length of service, and (B) all consultants that are currently performing services for, or on behalf of, the Corporation (excluding the Corporation's auditors, attorneys and financial advisors).


                                      33.

                 (vii) Schedule 3.1(y) contains a list of each written employment contract. Except as disclosed in Schedule 3.1(y), no employee of the Corporation has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

                 (viii) To the knowledge of the Vendors, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation.

                 (ix) To the knowledge of the Vendors, no management employee of the Corporation has indicated (in writing, orally or otherwise) to a Vendor prior to closing an intention to terminate their employment with Purchaser and/or Corporation as of, or within one (1) year after, the Closing.

             (z) EMPLOYEE PLANS.

                 (i) Schedule 3.1(z) lists all Employee Plans. The Corporation has made available to the Purchaser true, correct, and complete copies of all Employee Plans as amended as of the date hereof, together with all related documentation including all funding and investment management agreements, summary plan descriptions, financial statements, and asset statements. No changes have occurred or are expected to occur which would materially affect the information contained therein.

                 (ii) All Employee Plans have been established, registered, funded, administered and invested in accordance with their terms and applicable laws. No fact or circumstance exists that could jeopardize the registered status of any Employee Plan.

                 (iii) All contributions or premiums required to be paid by the Corporation under the terms of each Employee Plan and applicable law have been timely made in accordance with applicable law and the terms of the Employee Plans.

                 (iv) None of the Employee Plans (other than retirement savings plans) provide for retirement benefits or for benefits to retired employees or the beneficiaries or dependents of retired employees.

             (aa) LITIGATION. Except as set forth on Schedule 3.1(aa), there is no action, suit or proceeding, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the knowledge of the Vendors any investigation by) any Governmental Entity pending, or, to the knowledge of the Vendors, threatened: (i) that may adversely affect the consummation of the transactions contemplated herein; or (ii) against or affecting the Corporation or its properties or rights or any of the Assets or the Corporation's ownership or title thereto. There are no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to or in any manner affecting the Corporation or its Assets. Schedule 3.1(aa) sets forth a summary of the status of all litigation claims which have been made against, by or settled by the Corporation in the two
(2) years prior to the date hereof.


                                      34.

             (bb) CUSTOMERS AND SUPPLIERS.

                 (i) Schedule 3.1(bb) is a true and correct list setting forth the twenty largest customers and the twenty largest suppliers of the Corporation by dollar amount as at the date of the Interim Financial Statements. Since June 30, 2004, no material licensor, vendor, supplier, licensee or customer of the Corporation has cancelled or otherwise materially modified its relationship with the Corporation in a manner adverse to the Corporation, taken as a whole, and no such person has communicated (orally or in writing) to the Vendors or the officers, directors or other senior managers of the Corporation any intention to do so;

                 (ii) The Corporation does not own any trucks or other vehicles for the transportation of goods and is not involved in the actual pick up and delivery of goods from customers. The annual amount of revenues derived by the Corporation from the movement of goods is less than [...***...] of the Corporation's total annual revenues.

             (cc) TAXES.

                 (i) The Corporation has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by applicable Law, all federal, provincial, local and foreign Tax Returns which are required to be filed by it. The information contained in such Tax Returns is correct and complete and such Tax Returns reflect accurately all liability for Taxes of the Corporation for the periods covered thereby.

                 (ii) The Corporation has paid all Taxes due and payable as reflected on its Tax Returns within the time required by applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes. The Corporation has paid in full all Taxes accruing due before the Closing Date which are not reflected in its Tax Returns or has made full and adequate disclosure and provision for such Taxes in the Books and Records and Interim Financial Statements.

                 (iii) There are no claims, actions, suits, audits, proceedings, investigations or other actions in existence or, to the knowledge of the Vendors, threatened or pending against the Corporation in respect of Taxes. The Corporation is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Entity and the Corporation has not received any written or other notice from any Governmental Entity that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending prior to the Closing Date.

                 (iv) The Corporation is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

                 (v) Federal Canadian income tax assessments have been issued to the Corporation covering all past periods through the taxation year ended December 31, 2003. Income tax assessments have been issued to the Corporation by all relevant provincial taxing authorities covering all past periods through the taxation year ended


                                      35.

* Confidential Treatment Requested

December 31, 2003. The Corporation has not executed or filed with any taxing authority any waiver or agreement extending the period for assessment or collection of any Taxes.

                 (vi) All Taxes that the Corporation is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, supplier, stockholder or other third party have been duly withheld or collected and have been remitted to the appropriate Governmental Entity when due (without any interest, penalties or similar charges).

                 (vii) No written claim has been made in the last 5 years by any Governmental Entity in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction.

                 (viii) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Corporation or any predecessor or affiliate thereof and any party (including Vendors and any predecessors or affiliates thereof) under which Purchaser or the Corporation could be liable for any Taxes or other claims of any party after the Closing.

                 (ix) No circumstances currently exist which may result in the application of any of Sections 94, 159 and 160 of the Tax Act to the Corporation for Taxes of any other person.

                 (x) The Corporation has at no time been subject to the application of any of Sections 79,79.1, 80, 80.01, 80.02, 80.03 or 80.04 or any related provision of the Tax Act and no circumstances currently exist that have a material likelihood of resulting in the application of any such provisions to the Corporation in the future.

                 (xi) No circumstances currently exist which, taking into account past practices of the Corporation in the ordinary course of business, have a material likelihood of resulting in the application of Section 78 of the Tax Act to the Corporation.

             (dd) ACCOUNTS RECEIVABLE; BANK ACCOUNTS; U.S. ASSETS

                 (i) Schedule 3.1(dd) contains a list of all Accounts Receivable of the Corporation as of the date hereof, together with a range of days elapsed since invoice.

                 (ii) All of the Corporation's Accounts Receivable arose from bona fide transactions in the Ordinary Course. None of such receivables are subject to any performance obligations by the Corporation prior to collection. All such receivables have been accounted for in the Interim Financial Statements in accordance with the Corporation's accounting policies and are collectible in full subject to the allowance for doubtful accounts except for the Accounts Receivable arising between the Interim Balance Sheet Date and the Closing Date. To the knowledge of the Vendors, there is no dispute with respect to the amount or validity of any Accounts Receivable for the Corporation.


                                      36.

                 (iii) Schedule 3.1(dd) provides accurate information with respect to each account maintained by or for the benefit of the Corporation at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

                 (iv) The Corporation (A) does not hold assets located in the U.S. having an aggregate total value of over [...***...], and (B) has not made aggregate sales in or into the U.S. of over [...***...] in its most recent fiscal year.

             (ee) DISCLOSURE. No representation or warranty made by the Vendors in Sections 3.1(a) to (gg) contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser in connection with this Agreement (including the Financial Statements and the notes thereto) contains any untrue statement of a material fact or purposefully omits to state a material fact necessary in order to make the statements herein or therein not misleading, which, if disclosed, could reasonably be expected to constitute a Corporation Material Adverse Effect.

             (ff) INSURANCE. Schedule 3.1(ff) identifies all insurance policies maintained by, at the expense of or for the benefit of the Corporation and identifies any material pending claims made thereunder, and the Corporation has delivered to Purchaser accurate and complete copies of the insurance policies identified on Schedule 3.1(ff). Each of the insurance policies identified or required to be identified in Schedule 3.1(ff) is in full force and effect. The Corporation has not received any written notice or other written communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any pending claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

             (gg) RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 3.1(gg), the Corporation does not have any liability or obligation under a Contract or otherwise to any Vendor, any director or officer of the Corporation or any Related Party of any Vendor or director or officer of the Corporation.

MATTERS RELATING TO THE VENDORS AND THE VENDOR GUARANTORS.

             (hh) INCORPORATION AND QUALIFICATION. If it is a Corporate and Partnership Vendor, it is a corporation duly organized, incorporated and existing under the laws of its jurisdiction of existence (as set forth on Schedule 3.1(hh)) or is a partnership duly organized, and existing under the laws of its jurisdiction of organization (as set forth on Schedule 3.1(hh)), as applicable, and has the power to enter into and perform its obligations under this Agreement.

             (ii) CORPORATE AUTHORIZATION. If it is a Corporate and Partnership Vendor, the execution and delivery of and performance by it of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions


                                      37.

* Confidential Treatment Requested
contemplated hereby and thereby have been duly authorized by all necessary corporate, or partnership, as applicable, action on its part.

             (jj) NO CONFLICT. Except as disclosed in Schedule 3.1(jj), the execution and delivery of and performance by it of this Agreement, and any Ancillary Agreement to which it is a party, and the agreements and instruments contemplated herein and therein:

                 (i) If it is a Corporate and Partnership Vendor, do not constitute or result in (with or without notice or lapse of time) a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its respective constituent documents or by-laws as applicable; and

                 (ii) do not constitute or result in (with or without notice or lapse of time) a breach or violation of, or conflict with any judgment, order, decree, writ, injunction, determination, award, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets (whether tangible or intangible).

             (kk) REQUIRED AUTHORIZATIONS. It is not required to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, or by any Ancillary Agreement to which it is a party, except for the filings, notifications and Authorizations described in Schedule 3.1(kk).

             (ll) REQUIRED CONSENTS. It is not required to obtain any consent, approval or waiver of a party under any material contract to which it or any of its properties or assets is subject to any of the transactions contemplated by this Agreement, or by any Ancillary Agreement to which it is a party, except for the consents, approvals and waivers described in Schedule 3.1(ll).

             (mm) EXECUTION AND BINDING OBLIGATION. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding agreement, enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

             (nn) NO OTHER AGREEMENTS TO PURCHASE. Except for the Purchaser's right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege capable of becoming such for the purchase or acquisition from it of any of the Purchased Shares.

             (oo) TITLE TO PURCHASED SHARES. The Purchased Shares set forth beside its name in Section 2.1 are (i) owned by it as the registered and beneficial owner with a good title, free and clear of all Liens except for the restrictions on transfer set forth in Section 3 of the Corporation's Articles of Amalgamation dated March 13, 2002 and (ii) all


                                      38.

shares of the Corporation Capital Stock owned beneficially and of record by such Vendor. Upon completion of the transactions contemplated by this Agreement the Purchaser will have good and valid title to the Purchased Shares owned by it, free and clear of all Liens, other than Liens granted by the Purchaser.

             (pp) RESIDENCE OF THE VENDOR. In the case of each Vendor other than Unigistix SPRL and Wynnchurch Partners Canada, L.P., it is not a non-resident of Canada within the meaning of the Tax Act. The Wynnchurch Group only represent and warrant that (i) each of the partners of Wynnchurch Capital Partners Canada, L.P., who has a beneficial interest in the Purchased Shares registered in the name of Wynnchurch Capital Partners Canada, L.P. by virtue of being a partner in such partnership is not a non-resident of Canada for purposes of the Tax Act,
(ii) each of the partners of Wynnchurch Investments, L.P., and TNG Capital Inc., partners of Wynnchurch Partners Canada, L.P., who collectively have a [...***...] beneficial interest in the Purchased Shares registered in the name of Wynnchurch Partners Canada, L.P., is not a non-resident of Canada within the meaning of the Tax Act, and (iii) each of J.H. Canada Inc. and Wynnchurch GP Canada, Inc., partners of Wynnchurch Partners Canada, L.P., who collectively have beneficial interest in [...***...] of the Purchased Shares registered in the name of Wynnchurch Partners Canada, L.P., and Unigistix SPRL is a non-resident of Canada within the meaning of the Tax Act.

             (qq) INVESTMENT REPRESENTATIONS - UNITED STATES.

                 (i) It is acquiring the Earn-out Shares (if any) for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in violation of the Securities Act.

                 (ii) It understands that the Earn-out Shares (if any) will not be registered under the Securities Act or under any Canadian or other non-U.S. securities Laws by reason of a specific exemption therefrom and may not be transferred or resold except as set forth below and that the Earn-out Shares, if and when issued, must be held by the Vendor indefinitely unless a subsequent disposition thereof is registered under the Securities Act or under any other applicable securities Laws or is exempt from such registration. Each Vendor further understands that the Earn-out Shares (if any) have not been and, upon their issuance, will not be, registered or qualified under the blue sky laws of any state. Each certificate representing the Earn-out Shares (if any) will be endorsed with the following legend:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM


                                      39.

* Confidential Treatment Requested

         THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

                       In addition, the certificates will contain any legend required to be placed thereon by applicable securities Laws, including United States federal or state securities Laws.

                 (iii) It has been furnished with such materials and has been given access to such information relating to UTi as it or its qualified representative has requested and has been afforded the opportunity to ask questions regarding UTi and the Earn-out Shares, all as such Vendor has found necessary to make an informed investment decision. Each Vendor has the knowledge and experience in financial and business matters and investments in general that it is capable of evaluating the merits and risks of ownership of the Earn-out Shares and it understands that the Earn-out Shares it may receive cannot be readily sold without compliance with applicable United States state and federal securities laws and the terms of this Agreement.

                 (iv) It represents and warrants that it has obtained access to publicly available copies of UTi's Form 10-K for the year ended January 31, 2004 and other documents filed or furnished by UTi with the Securities and Exchange Commission since the filing of that Form 10-K.

                 (v) It is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and each Vendor is able to bear the economic risk of the purchase of the Earn-out Shares pursuant to the terms of this Agreement, including a complete loss of its investment in the Earn-out Shares.

             (rr) INVESTMENT REPRESENTATIONS - CANADA.

                 (i) It is resident in Ontario except for Caisse de depot et placement du Quebec which is a resident of Quebec and Wynnchurch Partners Canada L.P. and Wynnchurch Capital Partners Canada L.P. which are residents of Alberta and Unigistix SPRL which is a resident of Belgium, and the acquisition by it of Earn-out Shares shall occur only in the province of its residence (or in Belgium in the case of Unigistix SPRL).

                 (ii) It acknowledges and agrees that its acquisition of the Earn-out Shares (if any) is conditional upon such acquisition being exempt from the prospectus and registration requirements of the securities regulation in the jurisdiction of its residence or any such rulings, orders, consents or approvals as may be required to permit such acquisition.

                 (iii) It also acknowledges and agrees that it has not received, requested or been provided with, nor have any need to receive, a prospectus, offering memorandum or similar disclosure document relating to the Earn-out Shares and/or the business and affairs of UTi and that the decision to acquire the Earn-out Shares has not been based upon any verbal or written representation as to fact or otherwise made by or on behalf of UTi or any officer, director, employee or agent of UTi other than as set out in this Agreement and currently available public information concerning UTi.


                                      40.

                 (iv) It represents and warrants that it is an "Accredited Investor" as defined in Ontario Securities Commission Rule 45-501 - Exempt Distributions or Multilateral Instrument 45-103-Capital Raising Exemptions, as appropriate, and may avail itself of the exemptions contained therein.

                 (v) The Caisse de depot et placement du Quebec represents and warrants that it is purchasing the Earn-out Shares as principal and it is a "sophisticated purchaser" within the meaning of Section 44 of the Securities Act (Quebec).

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
                              PURCHASER GUARANTOR

SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PURCHASER GUARANTOR.

         (1) The Purchaser and the Purchaser Guarantor represent and warrant jointly and severally as follows to the Vendors and acknowledge and confirm that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

             (a) INCORPORATION AND CORPORATE POWER. Each of the Purchaser and the Purchaser Guarantor is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

             (b) CORPORATE AUTHORIZATION. The execution and delivery of and performance by each of the Purchaser and the Purchaser Guarantor of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each of the Purchaser and the Purchaser Guarantor, respectively.

             (c) NO CONFLICT. The execution and delivery of and performance by each of the Purchaser and the Purchaser Guarantor of this Agreement do not constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constituent documents or by-laws.

             (d) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by each of the Purchaser and the Purchaser Guarantor and constitutes a legal, valid and binding agreement of the Purchaser and the Purchaser Guarantor, respectively, enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.


                                      41.

             (e) OFFERING OF EARN-OUT SHARES. Assuming the accuracy of the representations and warranties of the Vendors contained in Article 3 hereof on the date of issuance of any Earn-out Shares to the Vendors, the offer, sale and issuance of the Earn-out Shares to be issued pursuant to Section 2.7 hereof are and will be exempt from the registration and prospectus delivery requirements of the Securities Act.

             (f) SECURITIES LAWS. The Purchaser is acquiring the Purchased Shares as principal and not as agent and is acquiring the Purchased Shares for investment purposes only and not with a view to resale or distribution.

             (g) PURCHASER'S FINANCING. The Purchaser has, or on the Closing Date will have, sufficient funds to acquire the Purchased Shares.

             (h) REQUIRED AUTHORIZATIONS. Except as set forth on Schedule 4.1(h), there is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any material Authorization of any Governmental Entity as a condition to the lawful completion by the Purchaser of the transactions contemplated by this Agreement.

             (i) ISSUED SHARES. Any shares of the Purchaser Guarantor to be issued to the Vendors under Section 2.7 have been reserved for issuance to the Vendors and when issued to the Vendors in accordance with Section 2.7 will be fully paid and non-assessable shares.

                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

SECTION 5.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Vendors agree to cause the Corporation to operate the business of the Corporation, except to the extent that Purchaser shall provide its prior written consent, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Vendors further agree to cause the Corporation pay the debts and Taxes of the Corporation when due, to pay or perform other obligations when due, and use their reasonable commercial efforts to cause the Corporation to preserve intact the Corporation's present business organizations, to keep available the services of the Corporation's present officers and key employees and to preserve the Corporation's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Vendors shall promptly notify Purchaser of any event or occurrence or emergency not in the ordinary course of business of the Corporation and any material event involving the Corporation. The Vendors and the Corporation shall not, without the prior written consent of Purchaser:

         (1) make any expenditures or enter into any commitment or transaction exceeding [...***...] individually or [...***...] in the aggregate;

         (2) enter into or materially amend any Material Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Corporation or enter into any


                                      42.


* Confidential Treatment Requested
other Contract which would have been required to have been disclosed on Section 3.1(r) of the Disclosure Schedule had such contract been entered into prior to the date hereof, unless otherwise permitted by this Article 5;

         (3) terminate, materially amend or otherwise materially modify (or agree to do so), or violate the terms of, any of the Material Contracts set forth or described in the Disclosure Schedule;

         (4) commence or settle any litigation (provided, that the Corporation shall seek in good faith to resolve, subject to Purchaser's approval of any settlement or other resolution, such pending litigation related to patent and employment matters to which it is a party as of the date hereof) other than for collection of debts in the ordinary course of business;

         (5) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Corporation Capital Stock, or split, combine or reclassify any Corporation Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Corporation Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Corporation Capital Stock (or options, warrants or other rights exercisable therefore);

         (6) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Corporation or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than pursuant to the exercise of options held by the Vendors as of the date hereof;

         (7) cause or permit any amendments to the articles of amalgamation or bylaws of the Corporation;

         (8) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

         (9) sell, lease, license, encumber or otherwise dispose of any of its material assets, including the sale of any Accounts Receivable of the Corporation except for sales in the ordinary course of business;

         (10) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

         (11) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;


                                      43.

         (12) entering into any agreement to grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except pursuant to a contract or agreement disclosed in Section 3.1(r) hereof and identified as a severance agreement;

         (13) adopt or amend any Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, increase the salaries, wage rates, or other compensation of its Employees, or grant any stock-related award (whether payable in cash, shares or otherwise);

         (14) revalue any of its assets (whether tangible or intangible), or writing off notes or Accounts Receivable other than in the ordinary course of business;

         (15) pay, discharge or satisfy, in an amount in excess of [...***...] in any one case, or [...***...] in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment (when due), discharge or satisfaction (when due) in the ordinary course of business;

         (16) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (17) enter into any licensing (other than non exclusive end user licences in the ordinary course of business and on standard terms and conditions), distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

         (18) hire or terminate any management level Employees (other than the termination of any Employee for cause after notice to and consultation with Purchaser), or encourage any Employees to resign from the Corporation;

         (19) enter into any new leases, including but not limited to real estate and equipment leases;

         (20) amend, otherwise modify or violate the terms of, any of the Material Contracts;

         (21) enter into any transaction not in the ordinary course of business; or

         (22) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(1) through Section 5.1(21) hereof, or any other action that would (i) prevent the Corporation from performing, or cause the Corporation not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

SECTION 5.2 PURCHASER CONFIDENTIALITY. The Vendors agree to keep the terms and conditions contained in this Agreement confidential; provided, however, the Vendors may disclose such information to their attorneys, accountants and advisors who need to know such information for the purposes of assisting the Vendors with the transactions contemplated by


                                      44.

* Confidential Treatment Requested
this Agreement, as long as such attorneys, accountants and advisors agree to be bound by the confidentiality obligations in this Agreement. Without the prior written consent of UTi, the Vendors agree not to disclose any material, nonpublic information which they may learn about UTi or its business operations or use any such information for any purpose other than completing the transactions contemplated by this Agreement; provided, however, such information may be disclosed by the Vendors to their attorneys, accountants and advisers who need to know such information solely for the purpose of completing the transactions contemplated by this Agreement. The provisions of this Section 5.2 shall continue indefinitely and survive the Closing or any termination of this Agreement.

SECTION 5.3 ACTIONS TO SATISFY CLOSING CONDITIONS.

         (1) The Vendors shall take all such actions as are within their power to control and to use their commercially reasonable efforts to cause other actions to be taken which are not within their power to control, so as to ensure compliance with all of the conditions set forth in Section 6.1 including ensuring that during the Interim Period and at Closing, there is no breach of any of their representations and warranties.

         (2) The Purchaser shall take all such actions as are within its power to control and to use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 6.2 including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

SECTION 5.4 TRANSFER OF THE PURCHASED SHARES. The Vendors shall take, and shall cause the Corporation to take, all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser, free of all Liens, except for the restrictions on transfer set forth in Section 3 of the Corporations' Articles of Amalgamation dated March 13, 2002 and except for Liens granted by the Purchaser.

SECTION 5.5 REQUEST FOR CONSENTS. The Vendors will cause the Corporation to use its commercially reasonable efforts to obtain, prior to Closing, all consents, approvals and waivers that are required by the terms of the Leases and the Material Contracts to which the Corporation is a party in order to complete the transactions contemplated by this Agreement, including the consents, approvals and waivers described in Schedule 3.1(d). Such consents, approvals and waivers will be upon such terms as are acceptable to the Purchaser, acting reasonably. The Purchaser will co-operate in obtaining such consents, approvals and waivers.

SECTION 5.6 FILINGS AND AUTHORIZATIONS.

         (1) Each of the Vendors and the Purchaser, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement, (ii) use its commercially reasonable efforts to obtain, or cause to be obtained, all


                                      45.

Authorizations necessary or advisable to be obtained by it in order to consummate such transfer, and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement and to satisfy the conditions to Closing set forth herein. The Vendors and the Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing including, without limitation, providing each other with all notices and information supplied to or filed with any Governmental Entity (except for notices and information which the Vendors or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

         (2) To the extent required by applicable Law, the Purchaser and the Vendors shall and shall cause the Corporation to file on a confidential basis with respect to the transaction contemplated by this Agreement, (i) within 15 days of this date, an application for review pursuant to and in compliance with the Investment Canada Act (Canada), (ii) within 25 days of this date, a short-form pre-merger notification or an application for an advance ruling certificate pursuant to and in compliance with the Competition Act (Canada), and
(iii) within 25 days of that date, a pre-merger notification pursuant to and in compliance with the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (United States) and, in each case, shall promptly furnish any additional information requested of it under such Acts. The Vendors shall provide the Purchaser at its request with all information that the Vendors or the Corporation has in its possession or under its direction or control which may be required or useful in connection with the application or the notifications. The Purchaser shall keep the Vendors reasonably informed as to the status of the proceedings related to the above applications and notifications and shall deliver to the Vendors copies of (i) any notices or information supplied or filed by the Purchaser under the Acts or any correspondence with the officials under the Acts. The Purchaser will agree to provide any undertakings or abide by any conditions required to obtain any Investment Canada Act (Canada) approval or in order that the officials under the Competition Act (Canada) or the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (United States) not oppose or threaten to oppose the purchase of the Purchased Shares, which are not materially adverse to the Purchaser, the Corporation or the Business in the opinion of the Purchaser acting reasonably. The Purchaser will use its commercially reasonable efforts to keep confidential all notices, applications, information and correspondence contemplated by this Section 5.6(2) on the same basis as set out in Section 5.3.

SECTION 5.7 NOTICE OF UNTRUE REPRESENTATION OR WARRANTY. The Vendors shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Vendors, upon any representation or warranty made by it contained in this Agreement becoming untrue or incorrect during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendors or the Purchaser, as the case may be, to rectify that state of affairs; it being understood that any notice by the Vendors to the Purchaser pursuant to this
Section 5.7 is simply for the information purposes of the Purchaser and shall not be deemed in any way to qualify or modify the representations and warranties of the Vendors for any purpose under this Agreement.


                                      46.

SECTION 5.8 EXCLUSIVE DEALING.

         (1) During the Interim Period, the Vendors shall not, nor will they permit the Corporation or any of its or of any of their Affiliates, shareholders, subsidiaries, officers, directors, employees, investment bankers, attorneys or other agents or heirs or personal representatives (collectively, the "REPRESENTATIVES") to, directly or indirectly, initiate, solicit, encourage or respond to, provide any information to or take any other action to facilitate or participate in, negotiations, overtures or discussions concerning or reasonably likely to lead to a proposal which might result in a Combination Transaction (as defined below) with any other Person, other than UTi and Purchaser. The Corporation and the Vendors represent and warrant that they have terminated any discussions which might reasonably lead to a Combination Transaction with any other party and that they are not currently engaged in any of the foregoing activities with any third party, other than UTi and Purchaser. The Corporation and the Vendors agree to notify UTi if they or their Representatives receive any inquiries, proposals or information requests from, or negotiations or discussions are sought to be initiated with, any other party for a Combination Transaction and to provide a detailed description of the contents thereof, including the identity of the other person and entities involved, and any price, terms or other information provided.

         (2) For purposes of this Section 5.8, the term "COMBINATION TRANSACTION" means any sale, disposition, merger, acquisition, recapitalization, combination, dissolution or liquidation involving the Corporation or any of the Corporation's capital stock or assets.


                                      47.

SECTION 5.9 RESTRICTIVE COVENANT ELECTION. Purchaser and Vendors will, if applicable, elect in the prescribed form to apply paragraph 56.4(3)(c), as proposed in clause 24.1 of the February 27, 2000 draft technical amendments to the Tax Act ("DRAFT TECHNICAL AMENDMENTS"). While the Parties agree that no portion of the Purchase Price is allocated to a restrictive covenant, if any portion of the Purchase Price is determined by the Canada Revenue Agency to be in respect of a "restrictive covenant" as that term is defined in the Draft Technical Amendments, then Purchaser and Vendors agree that the full amount of such portion be subject to paragraph 56.4(3)(c). If such a determination is made by the Canada Revenue Agency before the end of the taxation year in which the restrictive covenant is agreed to, Purchaser and Vendors shall each include a copy of the prescribed form in their income tax returns for their taxation year that includes the day on which the restrictive covenant is agree to and such return will be filed on or before the filing due date for that year. If a prescribed form is not available at that time, then the election shall be made in an acceptable manner to the Canada Revenue Agency. If the determination by the Canada Revenue Agency is made after the end of the taxation year in which the restrictive covenant is agreed to, Purchaser and Vendor will file the election forthwith after such determination. If any provincial taxing authority proposes a similar provision and determines any portion of the Purchase Price to be in respect of a "restrictive covenant", then Purchaser and Vendors shall make a similar provincial election.

SECTION 5.10 TAX MATTERS.

         (1) The Vendor Representative shall prepare all income Tax Returns of the Corporation with respect to any taxable year or period ending prior to the Closing Date that are required to be filed with any Tax authority after the Closing Date. Except with respect to items agreed between the Purchaser and the Vendor Representative, such Tax Returns shall be prepared on a basis consistent with past practice. The Vendor Representative shall deliver a draft of any income Tax Return prepared pursuant to this Section 5.10 to the Purchaser for its review in the case of an annual Tax Return, at least 60 days prior to the date on which such Tax Return is required to be filed and shall notify the Purchaser of the amount of Taxes due in respect of any such Tax Return. If the Purchaser disputes any item on such Tax Return, it shall notify the Vendor Representative of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. The Vendors shall be responsible and pay to the Corporation on or before the date on which the relevant income Tax Return is required to be filed the amount of Pre-Closing Taxes due in respect of each such income Tax Return which is in excess of the liability for such income Taxes provided for in the Closing Balance Sheet. The Vendors shall be paid by the Corporation the amount of any income tax refund arising from Income Tax Refunds for taxation periods ending before the Closing Date. On its Tax Return for the fiscal period ending on the acquisition of control of the Corporation by the Purchaser, the Corporation shall not elect to have subsection 256(9) of the Tax Act (and other similar provisions under provincial law) apply.

         (2) The Purchaser shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Corporation for taxable years or periods beginning before and ending after the Closing Date


                                      48.

(a "STRADDLE PERIOD") and, subject to the immediately succeeding sentence, shall remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns that are required to be filed by or with respect to the Corporation for Straddle Periods ("STRADDLE RETURNS"), such Straddle Returns shall, to the extent permitted by applicable law, be prepared in a manner consistent with past practice. The Purchaser shall deliver a draft of any Straddle Return to the Vendor Representative for its review at least 15 Business Days prior to the date on which such Straddle Return is required to be filed and shall notify the Vendor Representative of the amount of Pre-Closing Taxes due in respect of any Straddle Return. If the Vendor Representative disputes any item on such Straddle Return, it shall notify the Purchaser of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Straddle Return is required to be filed. The Vendors shall be responsible for and pay the Corporation on or before the date on which the relevant Straddle Return is required to be filed the amount of Pre-Closing Taxes due in respect of each such Straddle Return which is in excess of the liability for such particular Pre-Closing Taxes provided for in the Closing Balance Sheet.

SECTION 5.11 NON-RESIDENT VENDOR CERTIFICATES

         (1) Prior to the Closing Date, each Vendor that is a non-resident of Canada or of which one or more partners is a non-resident of Canada shall apply for a certificate of compliance for the purposes of section 116 of the Tax Act and for the purposes of any comparable provision of any applicable provincial legislation.

         (2) If a certificate of compliance has not been obtained by a particular non-resident Vendor (or by a Vendor of which one or more partners is a non-resident of Canada) and provided to the Purchaser on or before the Closing Date, the Purchaser shall withhold from the amounts payable under this Agreement to Stikeman Elliott LLP on behalf of the Vendors or from the portion allocable to non-resident partners of any such Vendor, as the case may be, of the amounts payable to such Vendor pursuant to Article 2 of this Agreement (the "PAYABLES") 25% (or any greater or lesser percentage that may be required at the applicable time) of the Payables which amount shall be paid or remitted as the case may be, in accordance with paragraphs (4) and (5) below.

         (3) If a certificate of compliance is so delivered to the Purchaser by a particular non-resident Vendor (or by a Vendor of which one or more partners is a non-resident of Canada), the Purchaser shall withhold from the Payables an amount equal to 25% (or any greater or lesser percentage that may be required at the applicable time) of the amount, if any, by which the Payables exceed the certificate limit, such amount to be paid or remitted as the case may be, in accordance with paragraphs (4) and (5) below.

         (4) If a particular non-resident Vendor (or a Vendor of which one or more partners is a non-resident of Canada) either delivers no certificate at the Closing Date or delivers a certificate with a certificate limit of less than the amount of the Payables and subsequently delivers to the Purchaser a certificate on or before the date that is 30 days after the end of the month in which the particular Payable net of withholdings under paragraph (2) or (3) was paid to such Vendor, the Purchaser shall pay to such Vendor, forthwith upon


                                      49.

delivery of such certificate by such Vendor to the Purchaser, by wire transfer, certified cheque or bank draft an amount equal to the lesser of:

             (a) the withheld amount; and

             (b) 25% (or any greater or lesser percentage that may be required at the applicable time) of the amount of the certificate limit if no certificate was previously issued and 25% (or any greater or lesser percentage that may be required at the applicable time) of the amount by which the certificate limit exceeds the aggregate certificate limits of all certificates previously issued if one or more certificates were previously issued.

         (5) If a particular non-resident Vendor (or a Vendor of which one or more partners is a non-resident of Canada) fails to deliver to the Purchaser one or more certificates which satisfy the provisions of paragraph (4) hereof, on or before the date that is 30 days after the end of the month in which the particular Payable net of withholdings under paragraph (2) or (3) was paid to such Vendor as such date may be extended pursuant to a written authorization by the relevant tax authority, a copy of which shall have been provided to the Purchaser (the "REMITTANCE DATE"), the Purchaser shall, on the Remittance Date, pay to the Receiver General for Canada an amount equal to the amount which is not refunded to such Vendor in accordance with paragraph (4) and the amount so paid shall be considered for all purposes to be a payment made by the Purchaser to such Vendor on account of the particular Payable.

SECTION 5.12 SURVIVAL OF COVENANTS. The covenants contained in Sections 5.2, 5.4, 5.9, 5.10 and 5.11 shall survive the Closing Date until the end of the period within which an action in respect of the breach of such covenants could be commenced in a court under the provisions of the Limitations Act, 2002 (Ontario). All other covenants under this Article 5 shall be deemed to have been waived on Closing and the Purchaser shall have no claim thereunder.

                                   ARTICLE 6
                              CONDITIONS OF CLOSING

SECTION 6.1 CONDITIONS FOR THE BENEFIT OF THE PURCHASER. The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

             (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Vendors contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Vendors shall have executed and delivered a joint certificate to that effect. Upon the delivery of such certificate, the representations and warranties of the Vendors in Article 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.


                                      50.

                           (b)      PERFORMANCE OF COVENANTS.  The Vendors shall
have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and each Vendor shall have executed and delivered a certificate to that effect.

                           (c)      CONSENTS AND AUTHORIZATIONS.  The Vendors
shall have received the consent of each lessor under each Lease and the consent of the following customers: [...***...].

                           (d)      DELIVERIES.  The Vendors shall deliver or
cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser acting reasonably:

                                    (i)     share certificates representing the
Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser or its nominee(s) have been entered upon the books of the Corporation as the holder of the Purchased Shares;

                                    (ii)    certified copies of (i) the charter
documents and by laws of each Corporate and Partnership Vendor and the Corporation (other than the Caisse de depot et placement du Quebec), (ii) all resolutions of the shareholders or partners and the board of directors of each Corporate and Partnership Vendor (other than the Caisse de depot et placement du Quebec) and the Corporation approving the entering into (if applicable) and completion of the transaction contemplated by this Agreement, (iii) all resolutions of the board of directors of the Corporation related to option issuances, option cancellations, issuances of Corporation Capital Stock and any other matters contemplated by this Agreement and the Ancillary Agreements, and
(iv) a list of the directors and officers authorized to sign agreements together with their specimen signatures; it being understood that the Caisse de depot et placement du Quebec will deliver only a delegation of authority certificate;

                                    (iii)   a certificate of status, compliance,
 good standing or like certificate with respect to each Corporate and Partnership Vendor (other than the Caisse de depot et placement du Quebec) and the Corporation issued by appropriate government officials of their respective jurisdictions of incorporation or formation;

                                    (iv)    the certificates referred to in
Section 6.1(a) and Section 6.1(b);

                                    (v)     an opinion of counsel to the
Corporation and to each Corporate and Partnership Vendor (other than the Caisse de depot et placement du Quebec and RoyNat) substantially in the form set forth in Schedule 6.1(d)(v);

                                    (vi)    a non-competition and
non-solicitation agreement duly executed by each of [...***...] substantially in the form of the agreement in Schedule 6.1(d)(vi);

*CONFIDENTIAL TREATMENT REQUESTED

                                    (vii)   a non-competition and
non-solicitation agreement duly executed by each of the [...***...] substantially in the form of the agreements in Schedule 6.1(d)(vii)(A) and
Schedule 6.1(d)(vii)(B), respectively.

                                    (viii)  an employment agreement duly
executed by each of [...***...] substantially in the form of the agreement in
Schedule 6.1(d)(viii);

                                    (ix)    evidence that all necessary steps
and proceedings as approved by counsel for the Purchaser to permit all of the Purchased Shares to be transferred to the Purchaser or its nominee(s) have been taken;

                                    (x)     a duly executed resignation and
general release effective as at the Closing of each director of the Corporation;

                                    (xi)    a general release in the form of
Schedule 6.1(d)(xi) executed by each Vendor;

                                    (xii)   if available, the tax certificates
contemplated to be delivered pursuant to Section 5.11;

                                    (xiii)  evidence reasonably satisfactory to
the Purchaser that all options to acquire capital stock of the Corporation shall have been exercised or cancelled, in each case without any liability to the Purchaser or the Corporation;

                                    (xiv)   an officer's certificate certifying
and attaching (1) final written invoices for the Corporation Transaction Fees as of and through the Closing, which shall set forth from each legal or financial advisor or vendor the amount payable to such advisor or vendor and (2) pay-off documentation for the amount of the liabilities referred to in clause (b) of the last sentence of section 2.4(1) where such amounts are not included in the Corporation Transaction Fees;

                                    (xv)    a pay-off letter in form and
substance acceptable to Purchaser, from each Person to whom the Corporation owes any amount of Pay-Off Debt which shall set forth for each such Person the total amount of Pay-Off Debt owed to such Person as of the date of Closing and which shall authorize the release and discharge of all security registrations in respect thereof; and

                                    (xvi)   [...***...] shall have executed and
delivered a side letter substantially in the form of the agreement in Schedule 6.1(d)(xviii).

                           (e)      PROCEEDINGS.  All corporate proceedings to
be taken in connection with the transactions contemplated by this Agreement or any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all necessary corporate proceedings in connection therewith.

*CONFIDENTIAL TREATMENT REQUESTED

                           (f)      INVESTMENT CANADA ACT (CANADA). Either (i)
The Director of Investments shall have provided a receipt to the Purchaser pursuant to section 13 of the Investment Canada Act (Canada) certifying that a complete notice in prescribed form in respect of the acquisition contemplated hereby has been received by it and certifying that such acquisition is not reviewable under the Investment Canada Act (Canada) or (ii) the Purchaser shall have received evidence satisfactory to it indicating that the acquisition of the Purchased Shares by the Purchaser is not a reviewable investment under the Investment Canada Act (Canada) and such receipt or other evidence shall be in full force and effect at Closing or (iii) the Purchaser shall have received evidence satisfactory to it that the Minister under the Investment Canada Act (Canada) shall have been satisfied or deemed to have been satisfied that the acquisition of the Purchased Shares by the Purchaser is likely to be of net benefit to Canada on terms and conditions that are satisfactory to the Purchaser.

                           (g)      COMPETITION ACT (CANADA). If required by
applicable Law, the Vendors and the Purchaser shall have each filed all notices and information required under Part IX of the Competition Act (Canada) and the applicable waiting period shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to section 102 of that Act.

                           (h)      NO LEGAL ACTION.  No action or proceeding
shall be pending or threatened by any Person (other than the Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

                           (i)      NO MATERIAL ADVERSE CHANGE.  There shall not
 have occurred any event or condition of any character that has had or could reasonably be expected to have a Corporation Material Adverse Effect, or any loss or interference with the Corporation's or any subsidiary's business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, any change in the capital stock or long-term debt of the Corporation, or any change, or any development involving a prospective Corporation Material Adverse Effect.

                           (j)      NO KEY-EMPLOYEE TERMINATION.  Neither
[...***...], nor any Vendor that is an employee of the Corporation shall have terminated their employment with the Corporation, or shall have indicated to the Vendors, or the Purchaser prior to Closing (in writing, orally or otherwise) an intention to terminate their employment with Purchaser and/or Corporation as of, or within one year after, the Closing.

SECTION 6.2 CONDITIONS FOR THE BENEFIT OF THE VENDORS. The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendor Representative in its sole discretion:

                           (a)      TRUTH OF REPRESENTATIONS AND WARRANTIES.
The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. Upon delivery of such certificate, the

*CONFIDENTIAL TREATMENT REQUESTED
representations and warranties of the Purchaser in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

                           (b)      PERFORMANCE OF COVENANTS.  The Purchaser
shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to Closing and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

                           (c)      DELIVERIES.  The Purchaser shall deliver or
cause to be delivered to the Vendors the following in form and substance satisfactory to the Vendors acting reasonably:

                                    (i)     certified copies of (A) the charter
documents and extracts from the by-laws of the Purchaser relating to the execution of documents, (B) all resolutions of the board of directors of the Purchaser and the Purchaser Guarantor approving the entering into and completion of the transactions contemplated by this Agreement, and (C) a list of its officers and directors authorized to sign agreements together with their specimen signatures;

                                    (ii)    a certificate of status, compliance,
 good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its incorporation;

                                    (iii)   the certificates referred to in
Section 6.2(a) and Section 6.2(b); and

                                    (iv)    an opinion of counsel to the
Purchaser substantially in the form set forth in Schedule 6.2(c)(iv).

                           (d)      PROCEEDINGS.  All corporate proceedings to
be taken in connection with the transactions contemplated in this Agreement shall be reasonably satisfactory in form and substance to the Vendors, acting reasonably, and the Vendors shall have received copies of all the instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

                           (e)      NO LEGAL ACTION.  No action or proceeding
shall be pending or threatened by any Governmental Entity in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

                           (f)      PAY-OFF DEBT.  The Purchaser shall have paid
 in full the amount of the Pay-Off Debt set forth in the pay-off letters delivered to the Purchaser pursuant to Section 6.1(d)(xvi).


                                ARTICLE 7 CLOSING

SECTION 7.1 DATE, TIME AND PLACE OF CLOSING.

         The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, Suite 5300, 130 King Street West, Commerce Court, Toronto, Ontario, at 10:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Vendors and the Purchaser.

SECTION 7.2 CLOSING PROCEDURES.

         Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Vendors shall deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.3.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 TERMINATION, AMENDMENT AND WAIVER. This Agreement may be terminated and the Purchase abandoned at any time prior to the Closing:


                           (a)      by mutual consent of the Vendor
Representative (on behalf of the Vendors and the Vendor Guarantors) and Purchaser;

                           (b)      by Purchaser or the Vendor Representative
(on behalf of the Vendors and the Vendor Guarantors) if: (i) the Closing has not occurred before 5:00 p.m. (Pacific time) on October 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                           (c)      by Purchaser or the Vendor Representative
(on behalf of the Vendors and the Vendor Guarantors) if: (i) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement, or
(ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal;

                           (d)      by Purchaser, upon a breach of any
representation, warranty, covenant or agreement on the part of the Vendors set forth in this Agreement, or if any representation or warranty of the Vendors shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in the Vendors' representations and warranties or breach by the Vendors is curable by the Vendors through the exercise of reasonable efforts, then Purchaser may not terminate this Agreement under this Section 8.1(d) prior to the end of a three day period following such breach (or inaccuracy arising), provided the Vendors continue to exercise reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Vendors is cured prior to the end of such period);

                           (e)      by Vendor Representative (on behalf of the
Vendors and the Vendor Guarantors), upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Purchaser's representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its reasonable efforts, then the Vendors may not terminate this Agreement under this Section 8.1(e) prior to the end of a three day period following such breach (or inaccuracy arising), provided Purchaser continues to exercise reasonable efforts to cure such breach (it being understood that the Vendor Representative may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Purchaser is cured prior to the end of such period); or

                           (f)      by Purchaser, if an event or change
discussed in Section 6.1(i) shall have occurred after the date of this Agreement.

SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under the terms of this Agreement on the part of Purchaser, the Corporation, the Vendors or their respective officers, directors, employees, agents, consultants, representatives or Vendors (in its respective capacities as such), if applicable; provided that each party hereto shall remain liable for any willful breach of this Agreement prior to its termination; and provided further, that Section 5.2, Article 11 hereof and this
Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 8.

SECTION 8.3 AMENDMENT. The parties hereto may amend this Agreement at any time by execution of an instrument in writing signed by the Parties.


SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Closing, Purchaser, on the one hand, and the Vendor Representative (on behalf of the Vendors and the Vendor Guarantors), on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time on or after the Closing, Purchaser and the Corporation, on the one hand, and the Vendor Representative (on behalf of the Vendors), on the other hand, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other party hereto, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(C) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9
                                INDEMNIFICATION

SECTION 9.1 SURVIVAL.

                  (1) The representations and warranties contained in this Agreement, and the certificates to be delivered pursuant to Section 6.1(a) and
Section 6.1(b) will survive the Closing and continue in full force and effect for a period of [...***...] months after the Closing Date, except that:

                           (a)      the representations and warranties set out
in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(n), Section 3.1(o), Section 3.1(u), Section 3.1(hh), Section 3.1(ii),
Section 3.1(jj), Section 3.1(nn), Section 3.1(oo), Section 4.1(1)(a), Section 4.1(1)(b) and Section 4.1(1)(c), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.1(a) and Section 6.2(a) will survive and continue in full force and effect without limitation of time;

                           (b)      the representations and warranties set out
in Section 3.1(i), Section 3.1(cc) and Section 3.1(pp) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.1(a)), will survive and continue in full force and effect until 6 months after the expiration of the period (the "TAX ASSESSMENT PERIOD") during which a tax assessment may be issued by a Governmental Entity in respect of the taxation year to which the particular representations and warranties relate. The Tax Assessment Period will be determined without regard to any consent, waiver, agreement or other document, made or filed after the Closing Date that extends the period during which a Governmental Entity may issue a tax assessment. A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law;

                           (c)      the representations and warranties set out
in Section 3.1(x), Section 3.1(qq) and Section 3.1(rr) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 6.1(a)), will survive and continue in full force and effect until the expiration of the applicable statute of limitations or regulatory period; and

                           (d)      any representation and warranty with respect
to which there has been fraud or intentional misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

                  (2) No Party has any obligation or liability with respect to any representation or warranty made by such Party in this Agreement, or the certificates to be delivered pursuant to Section 6.1(a) and Section 6.2(a) after the end of the applicable time period specified in Section 9.1(1) except for claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.


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*CONFIDENTIAL TREATMENT REQUESTED

                  (3) Subject to the payment of the contingent earn-out described in Section 2.7, the Purchaser may, at any time and from time to time, assign all or any part of the benefit of the indemnity set out in Section 9.2 to any Affiliate of Purchaser (but only for so long as such Affiliate is an Affiliate) or to any purchaser of the Purchaser's business or the assets of the Purchaser's business by delivering a notice in writing to the Vendor Representative setting out the Purchaser's intention to assign all or part of the benefit of the indemnity and the identity of the person or persons to whom the assignment is to be made. Upon any such assignment, the Vendors shall be bound to indemnify the person or persons named in such notice to the extent of the assignment of the indemnity as if such person or persons were a party to this Agreement as Purchaser. Such assignment shall relieve the Vendors of the obligation to indemnify the Purchaser under the indemnity. Any such assignee may make a further assignment in accordance with the foregoing provisions, as if all references therein to the Purchaser were to such assignee.

                  (4) The representations, warranties, covenants and obligations of the Vendors, and the rights and remedies that may be exercised by the Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser or any of its representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party's knowledge of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations

SECTION 9.2 INDEMNIFICATION IN FAVOUR OF THE PURCHASER.

                  (1) Each of the Vendors will severally indemnify and save each of the Purchaser Indemnitees harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to any breach or inaccuracy of any representation or warranty given by such Vendor with respect to itself under the representations and warranties set forth in Section 3.1(hh) through Section 3.1(qq) of this Agreement for which a notice of claim under Section 9.5 has been provided to the Vendor Representative within the applicable period specified in Section 9.1.

                  (2) Subject to Section 9.4, the Vendor Group will severally and, with respect to the Wynnchurch Group, jointly and severally with each other, and with respect to the Markou Group, jointly and severally with each other, indemnify and save each of the Purchaser Indemnitees harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

                           (a)      any breach or inaccuracy of any
representation or warranty given by the Vendors in Section 3.1(a) through 3.1(gg) of this Agreement, or the certificate to be delivered pursuant to
Section 6.1(a) as required by Section 6.1(d)(iv), for which a notice of claim under Section 9.5 has been provided to the Vendor Representative within the applicable period specified in Section 9.1;

                           (b)      any failure of the Vendors to perform or
fulfil any of their covenants or obligations under this Agreement;

                           (c)      any and all Taxes (i) in respect of any
taxation year or period ending prior to the Closing Date, and (ii) in the case of any taxation year or period beginning before and ending after the Closing Date, in respect of the portion of such period ending prior to the Closing Date, at such time as the Purchaser receives an assessment, reassessment or other form of recognized document assessing liability for such Taxes, but only to the extent that the aggregate amount of all Taxes described in both (i) and (ii) above exceeds the amount accrued as a liability for Taxes on the Closing Balance Sheet;

                           (d)      the amount of any Pay-Off Debt not deducted
from the Purchase Price and Corporation Transaction Fees not paid at Closing;

                           (e)      any obligation or liability of the
Corporation to BB&T Capital Markets, a division of Scott & Stringfellow, Inc., related to that certain engagement letter, dated March 8, 2004 between the Corporation and BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

                  (3) The right to indemnification hereunder exists notwithstanding the time limitations set forth in Section 9.1 and notwithstanding any representation and warranty in Article 3.

                  (4) To the extent that (i) the Vendor Group has indemnified the Purchaser Indemnitees for Taxes pursuant to Section 9.2(2)(c) and the Vendor Group timely pays all of the amounts required to be paid pursuant to Section 9.2(2)(c) (such amounts actually paid by the Vendor Group or offset in accordance with Section 9.7 are referred to herein as the "ADDITIONAL TAX PAYMENTS") and (ii) it is ultimately determined by the appropriate Governmental Entity having jurisdiction over such matter that the Corporation is entitled to a refund of all or a portion of the Additional Tax Payments or the Corporation is otherwise entitled to receive a Tax credit as a result of the Additional Tax Payment, then the Purchaser shall cause the Corporation to remit over to the Vendor Group an amount equal to such refund or credit promptly after the time that the refund is received by the Corporation or the credit is utilized by the Corporation, plus any interest, net of applicable taxes, the Corporation receives from the appropriate Governmental Entity as the result of such refund or credit (which such net interest shall be promptly paid over to the Vendor Group after receipt by the Corporation). At the reasonable request of Vendor Group the Purchaser agrees to cause the Corporation to take reasonable steps to cooperate with the Vendor Group to assist the Vendor Group in attempting to obtain such refund or credit on behalf of the Corporation; provided, however, neither the Corporation nor the Purchaser shall be required to (i) take a position which is inconsistent with prior positions taken by the Corporation unless such prior positions are no longer consistent with applicable Law, or
(ii) otherwise take or advocate a position which a reasonable Person would believe could be detrimental to either Purchaser or the Corporation.

SECTION 9.3 INDEMNIFICATION IN FAVOUR OF THE VENDORS.

                  (1) Subject to Section 9.4, the Purchaser will indemnify and save the Vendors harmless of and from any Damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

                           (a)      any breach or inaccuracy of any
representation or warranty given by the Purchaser contained in this Agreement or the certificate to be delivered pursuant to Section 6.2(a), for which a notice of claim under Section 9.5 has been provided to the Purchaser within the applicable period specified in Section 9.1; and

                           (b)      any failure of the Purchaser to perform or
fulfil any of its covenants or obligations under this Agreement.

                  (2) The right to indemnification under Section 9.3(1)(b) exists notwithstanding the time limitations set forth in Section 9.1 and notwithstanding any representation and warranty in Article 4.

SECTION 9.4 LIMITATIONS ON AMOUNT.

                  (1) The Vendor Group will have no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in Section 9.2(2)(a) until the total of all Damages with respect to such matters exceeds [...***...], and then for any and all Damages up to a maximum amount equal to [...***...]; provided, however, that each member of the Vendor Group shall be responsible under Section 9.2(2)(a) to a maximum of the lesser of (i) its pro rata proportion of the Damages, and (ii) its pro rata proportion of the maximum amount of [...***...].

                  (2) The Purchaser will have no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in Section 9.3(1) until the total of all Damages with respect to such matters exceeds [...***...], and then for any and all Damages up to a maximum amount equal to [...***...].

                  (3) The limitations set forth in Section 9.4(1) and Section 9.4(2) will not apply to: (i) any breach or inaccuracy of the representations and warranties contained in Section 3.1(a), Section 3.1(b), Section 3.1(e),
Section 3.1(f), Section 3.1(n), Section 3.1(o), and Section 3.1(cc) and (ii) any indemnity claim arising out of fraud, wilful breach or intentional misrepresentation, it being understood that in the case of any of the foregoing, the limitation on the liabilities of the Vendor Group for indemnity payments pursuant to Section 9.2(2) shall be equal to the Purchase Price; provided, however, that each member of the Vendor Group shall be responsible under Section 9.2(2)(a) to a maximum of the lesser of (i) its pro rata proportion of the Damages, and (ii) its pro rata proportion of the maximum amount of the Purchase Price.

                  (4) Notwithstanding the provisions of Section 9.2(1), Caisse de depot et placement du Quebec will have no obligation to make any payment for Damages (for

*CONFIDENTIAL TREATMENT REQUESTED
indemnification or otherwise) with respect to the matters described in Section 9.2(1) in excess of its pro rata proportion of the maximum amount of the Purchase Price.

SECTION 9.5 NOTIFICATION.

                  (1) If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person will promptly notify the Indemnifying Party in writing of the Third Party Claim.

                  (2) If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person will promptly notify the Indemnifying Party in writing of the Direct Claim.

                  (3) Notice to an Indemnifying Party under this Section of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 9.6 will apply to any Third Party Claim and the provisions of Article 11 will apply to any Direct Claim.

SECTION 9.6 PROCEDURE FOR THIRD PARTY CLAIMS.

                  (1) Upon receiving notice of a Third Party Claim, the Indemnifying Party may, with the express written consent of the Purchaser (which consent may not be unreasonably withheld), participate in the investigation and defence of the Third Party Claim, subject to the terms of this Section. The Indemnifying Party may also, with the express written consent (which consent may not be unreasonably withheld) of the Purchaser, assume the investigation and defence of the Third Party Claim, subject to the terms of this Section. An Indemnifying Party may not participate in or assume the investigation or defence of a Third Party Claim if it relates directly to Taxes of the Indemnified Person, other than the Corporation.

                  (2) In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its request to do so within 15 days of Indemnifying Party's receipt of notice of the Third Party Claim.

                  (3) The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

                           (a)      the Indemnifying Party is also a party to
the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate; or

                           (b) the Third Party Claim seeks relief against the
Indemnified Person other than monetary claims or damages.

                  (4) If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

                           (a)      the Indemnifying Party will pay for all
costs and expenses of the investigation and defence of the Third Party Claim;
and

                           (b)      legal counsel chosen by the Indemnifying
Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably.

                  (5) If the Indemnifying Party (i) is not entitled to assume the investigation and defence of a Third Party Claim under Section 9.6(1) or
Section 9.6(3), other than Section 9.6(3)(b), (ii) does not otherwise assume the investigation and defence of a Third Party Claim as contemplated by Section 9.6(1), the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim and, thereafter, compromise and settle the Third Party Claim on behalf and for the account of the Indemnifying Party. In the case where the Indemnifying Party fails to diligently pursue the defence of the Third Party Claim, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the defence and the Indemnifying Party fails to do so within 5 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

                  (6) If the Indemnifying Party does not assume the investigation and defence of a Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party, acting reasonably. The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Person.

                  (7) The Indemnified Person and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person will, at the request and sole expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and sole expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis during normal business hours all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. At the sole expense of the Indemnifying Party, the Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

SECTION 9.7 RIGHT OF SET-OFF. Notwithstanding anything to the contrary in this Agreement, in the event that any Purchaser Indemnitee is entitled to indemnification for Damages from a member of the Vendor Group pursuant to this
Article 9, each member of the Vendor Group agrees and acknowledges that the Purchaser has the absolute and unrestricted right to offset and deduct the amount of any such Damages (subject to any limitations set


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
forth in Section 9.4) from the amount, if any, payable by the Purchaser to such member of the Vendor Group, based on their respective Indemnification Percentages, pursuant to Section 2.7 hereof.

SECTION 9.8 VENDOR REPRESENTATIVE. The Vendors and the Vendor Guarantors, by signing the Vendor Representative Agreement, attached hereto as Schedule 9.8 (the "VENDOR REPRESENTATIVE AGREEMENT"), have irrevocably appointed [...***...] as their agent and attorney-in-fact for purposes of this Agreement (the "VENDOR REPRESENTATIVE"), and consent to the taking by the Vendor Representative of any and all actions and the making of any decisions required or permitted to be taken by it under this Agreement and the Vendor Representative Agreement including the exercise of the power to agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Article 9; the receipt of all notices contemplated by this Agreement; and take all actions necessary in the judgment of the Vendor Representative for the accomplishment of the foregoing. The Vendor Representative, by signing the Vendor Representative Agreement has accepted his appointment as the Vendor Representative for purposes of this Agreement and the Vendor Representative Agreement. Purchaser shall be entitled to deal exclusively with the Vendor Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Vendor by the Vendor Representative, and on any other action taken or purported to be taken on behalf of any Vendor by the Vendor Representative, as fully binding upon such Vendor. Without limiting the generality of the foregoing, the Vendor Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for the Vendors and the Vendor Guarantors for all purposes related to this Agreement, and neither the Vendors, the Vendor Guarantors nor any of them may revoke the authority of the Vendor Representative. If the Vendor Representative resigns or becomes legally incapable of acting for any reason, then the Vendors and the Vendor Guarantors in accordance with the Vendor Representative Agreement shall promptly designate in writing to the Purchaser a single Vendor Representative to replace the original Vendor Representative as a successor Vendor Representative. If at any time there shall not be a Vendor Representative, or the Vendors fail to designate a successor Vendor Representative, then Purchaser may institute proceedings in order to appoint a Vendor Representative hereunder, which costs shall be borne entirely by the Vendors.

SECTION 9.9 EXCLUSION OF OTHER REMEDIES. Except as otherwise provided in this
Section 9.9, the indemnities provided in Section 9.2 and Section 9.3 shall constitute the only remedy of the Purchaser or the Vendors, respectively, against the other Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement; provided, however, that such limitation shall not apply to any claim arising out of fraud, wilful breach or intentional misrepresentation and shall not prohibit any Party from instigating arbitration pursuant to Section 11.2 to compel specific performance of a covenant or agreement of another Party under this Agreement; provided, further, that, notwithstanding the foregoing, the Parties may exercise their rights of termination set forth in Section 8.1 and any remedies otherwise available to them with respect to Intellectual Property.


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*CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE 10
                             POST-CLOSING COVENANTS

SECTION 10.1 RETENTION OF RECORDS. For a period of seven years from the Closing Date or for such longer period as may be required by Law, the Purchaser shall retain all original accounting Books and Records relating to the Corporation for the period prior to the Closing Date. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Vendors shall have the reasonable right to inspect such Books and Records (at their own expense) at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose pursuant to the terms of this Agreement and without undue interference to the business operations of the Corporation. The Purchaser shall have the right to have its representatives present during any such inspection.

SECTION 10.2 FURTHER ASSURANCES. From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to the Purchaser and carry out the intent of this Agreement.

SECTION 10.3 GUARANTEES. The Purchaser Guarantor irrevocably and unconditionally guarantees the due and punctual payment and fulfilment to and in favour of the Vendors of all debts, liabilities and obligations, direct or indirect, absolute or contingent, of the Purchaser to the Vendors arising pursuant to, or in respect of, this Agreement.

                                   ARTICLE 11
                                   ARBITRATION

SECTION 11.1 SETTLING DISPUTES. Subject to Section 11.4, if any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (a "DISPUTE"), the Parties will use their reasonable efforts to settle the Dispute.

SECTION 11.2 ARBITRATION. Subject to Section 11.4, except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to
Section 11.1 within a period of 15 Business Days following the first notice of the Dispute by any Party to the other, then upon written notice by any Party to the other, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario), based upon the following:

                           (a)      The arbitration tribunal shall consist of
one independent third-party arbitrator appointed by mutual agreement of the Parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, each of the Parties to the Dispute shall designate an unaffiliated independent third person within a further 10 Business Days who together shall agree upon and appoint an arbitrator. In the event such unaffiliated third persons fail to appoint the arbitrator within such 10 Business Day period, any Party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator. The arbitrator shall be qualified by education and training to rule upon the particular matter to be decided.


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
                           (b)      The arbitrator shall be instructed that time
is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 60 days of the appointment of the arbitrator.

                           (c)      After written notice is given to refer any
Dispute to arbitration, the Parties will meet within 15 Business Days of delivery of the notice and will negotiate in good faith any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk.

                           (d)      The arbitration shall take place in Toronto,
Ontario.

                           (e)      The arbitration award shall be given in
writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters, subject to the next sentence. A Party to a Dispute may, at any time, make an offer to the other Party to the Dispute to settle all or any part of the Dispute. Any offer to settle shall be deemed to be an offer of compromise made in confidence and without prejudice. The fact that an offer to settle has been made shall not be communicated to the arbitrator until the arbitrator has made a final determination of all aspects of the Dispute other than costs. If an offer to settle is not accepted and the arbitration award is no more favourable to the Party to which the offer was made, the Party making the offer shall be entitled to all of its costs in connection with the arbitration in respect of the period from the date the offer to settle was made to the making of the arbitration award. The costs of arbitration include the arbitrators' fees and expenses, the provision of a reporter and transcripts, reasonable legal fees and reasonable costs of preparations.

                           (f)      Judgment upon any award may be entered in
any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be.

                           (g)      All Disputes referred to arbitration
(including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive law of Ontario.

                           (h)      The Parties agree that the arbitration shall
be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise or as may be required by Law.

SECTION 11.3 AVAILABILITY OF OFFICERS, EMPLOYEES, ETC. Each Party to a Dispute agrees to use all reasonable efforts to make available to the other Party to the Dispute, upon reasonable request, those current and former officers, employees, agents and representatives of the Party or any of its Affiliates whose assistance, testimony or presence is necessary or desirable to assist the other Party in preparing for and participating in the arbitration of the Dispute, but only for such purpose. The Party making the request shall be responsible for paying all costs, including the salary and out-of-pocket expenses, of the other Party and its Affiliates associated with making such individuals available.

SECTION 11.4 ARBITRATION DOES NOT APPLY. Section 11.1 and Section 11.2 do not apply to (i) Disputes under Section 2.4, Section 2.5 and Section 2.6 which will be resolved in accordance with each such specific Section or (ii) Third Party Claims which will be resolved in the manner set forth in Section 9.6. Nothing in this Article 11 shall limit or prevent a Party from seeking to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

                                   ARTICLE 12
                                  MISCELLANEOUS

SECTION 12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

                           [...***...]

                           [...***...]

*CONFIDENTIAL TREATMENT REQUESTED

SECTION 12.2 TIME OF THE ESSENCE.  Time is of the essence in this Agreement.


SECTION 12.3 BROKERS. The Vendors shall, on a several and not joint and several basis, indemnify and save harmless the Purchaser and the Corporation from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor or the Corporation. The Purchaser shall indemnify and save harmless the Vendors from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser. These indemnities are not subject to any of the limitations set out in Article 9.

SECTION 12.4 ANNOUNCEMENTS. No press release, public statement or announcement or other public disclosure (a "PUBLIC STATEMENT") with respect to this Agreement or the transactions contemplated in this Agreement may be made prior to Closing except with the prior written consent and joint approval of the Vendors and the Purchaser, or if required by Law or a Governmental Entity. Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. After the Closing, any Public Statement by the Vendors may be made only with the prior written consent and approval of the Purchaser (which approval shall not be unreasonably withheld) unless the Public Statement is required by Law or a Governmental Entity, in which case the Vendors shall use their commercially reasonable efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure.

SECTION 12.5 THIRD PARTY BENEFICIARIES. The Vendors and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and the Purchaser Indemnitees. Except for the Indemnified Persons, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

SECTION 12.6 EXPENSES. The Parties acknowledge and agree that except as otherwise expressly provided in this Agreement (i) the Purchaser will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby and (ii) the costs and expenses of the Vendors incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Corporation. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

SECTION 12.7 WAIVER. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

SECTION 12.8 NON-MERGER. Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing. Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

SECTION 12.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

SECTION 12.10 SUCCESSORS AND ASSIGNS.

                  (1) This Agreement becomes effective only when executed by the Vendors, the Vendor Guarantors, the Purchaser and the Purchaser Guarantor. After that time, it will be binding upon and inure to the benefit of the Vendors, the Purchaser and their respective heirs, administrators, executors, legal personal representatives, successors and permitted assigns in accordance with subsection
(2) below.

                  (2) Except as provided in this Section 12.10, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party; except that Purchaser may assign its rights under this Agreement to any Affiliate of Purchaser (but only for so long as it is an Affiliate of Purchaser and, immediately prior to such affiliate assignee ceasing to be an Affiliate of the Purchaser, such Affiliate must reassign its rights under this Agreement to the Purchaser or its Affiliate).

SECTION 12.11 SEVERABILITY. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

SECTION 12.12     GOVERNING LAW.

                  (1) This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

                  (2) Each Party irrevocably attorns and submits to the jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

SECTION 12.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

                                  WYNNCHURCH PARTNERS
                                  CANADA, L.P., BY ITS GENERAL PARTNER,
                                  WYNNCHURCH GP CANADA, INC.,

                                  By:    /s/ Frank G. Hayes
                                         ---------------------------------
                                         Authorized Signing Officer

                                  WYNNCHURCH CAPITAL
                                  PARTNERS CANADA, L.P., BY
                                  ITS GENERAL PARTNERS WYNNCHURCH
                                  PARTNERS CANADA L.P., BY ITS GENERAL
                                  PARTNER, WYNNCHURCH GP CANADA, INC.,

                                  By:    /s/ Frank G. Hayes
                                         ---------------------------------
                                         Authorized Signing Officer

                                  UNIGISTIX SPRL

                                  By:    /s/ Servaas Houtakkers
                                         ---------------------------------
                                         Authorized Signing Officer

                                  WYNNCHURCH CAPITAL
                                  PARTNERS L.P. BY ITS GENERAL PARTNER
                                  WYNNCHURCH PARTNERS, L.P., BY ITS
                                  GENERAL PARTNER WYNNCHURCH
                                   MANAGEMENT, INC.

                                  By:    /s/ Frank G. Hayes
                                         ---------------------------------
                                         Authorized Signing Officer

                                  1515328 ONTARIO INC.

                                  By:    /s/ George Markou
                                         ---------------------------------
                                         Authorized Signing Officer


                                  /s/ Elyse Korman          /s/ George Markou
                                  ----------------------    --------------------
                                  Witness                       George Markou

                                  CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

                                  By:    /s/ Luc Houle
                                         ---------------------------------
                                         Authorized Signing Officer

                                  By:    /s/ Louise Lalonde
                                         ---------------------------------
                                         Authorized Signing Officer



                                  ROYNAT CAPITAL INC.

                                  By:    /s/ E.M.H. Lande
                                         ---------------------------------
                                         Authorized Signing Officer

/s/ Dale Osadchuk                 /s/ Greg Stamkos
-----------------------------     -----------------------------
Witness                           Greg Stamkos


/s/ Dale Osadchuk                 /s/ John Brereton
-----------------------------     -----------------------------
Witness                           John Brereton


/s/ Dale Osadchuk                 /s/ Michael G. Dunlop
-----------------------------     -----------------------------
Witness                           Michael G. Dunlop


/s/ Elyse Korman                  /s/ George Markou, as attorney-in-fact
-----------------------------     -----------------------------
Witness                           Anu Andrews


/s/ Dale Osadchuk                 /s/ Jennifer Askew
-----------------------------     -----------------------------
Witness                           Jennifer Askew

                                  6289541 CANADA INC.

                                  By:    /s/ Louis R. Girard
                                  ----------------------------------------
                                         Authorized Signing Officer

                                  UTi WORLDWIDE INC.

                                  SOLELY WITH RESPECT TO ITS OBLIGATIONS
                                  UNDER SECTION 10.3

                                  By:    /s/ Roger I. MacFarlane
                                  ----------------------------------------
                                         Authorized Signing Officer